Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 12, 2021

among

HARGRAY ACQUISITION HOLDINGS, LLC,

CABLE ONE, INC.,

LIGHTHOUSE MERGER SUB LLC

and

TPO-HARGRAY, LLC,

in its capacity as the Equityholders’ Representative

TABLE OF CONTENTS

SECTION 11.14.	Specific Performance	86
SECTION 11.15.	Lender Limitations	86

Exhibits

Exhibit A          Form of Letter of Transmittal
Exhibit B          Illustrative Net Working Capital Calculation
Exhibit C          Form of Written Consent
Exhibit D         Illustrative Closing Consideration Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 12, 2021, among Hargray Acquisition Holdings, LLC, a Delaware limited liability company (the “Company”), Cable One, Inc., a Delaware corporation (“Parent”), Lighthouse Merger Sub LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and TPO-Hargray, LLC, a Delaware limited liability company, in its capacity as the representative of the Equityholders as set forth herein (the “Equityholders’ Representative”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Managers or Board of Directors, as applicable, of each of the Company and Parent have declared that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective companies and their members or stockholders, as applicable;

WHEREAS,  the respective Boards of Managers or Board of Directors, as applicable, of each of the Company and Parent have, and the Sole Member of Merger Sub has, approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

SECTION 1.01.          Definitions.

(a)          As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Accounting Principles” means GAAP applied on a consistent basis as used to prepare the Financial Statements.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the acquisition of a material portion of the assets of Company and its Subsidiaries, taken as a whole, any of the Company Membership Interests or any capital stock of any Subsidiary of the Company, in each case, other than the Merger or any other transactions contemplated by this Agreement.

“Active Customer” means a unique individual or business Subscriber at a certain address who is currently receiving and paying for (or is required to pay for) the applicable service from a

System, as determined in accordance with the Company’s and its Subsidiaries’ historical practice.  For the avoidance of doubt, (i) if an individual or business Subscriber has multiple addresses at which such Subscriber is an Active Customer or has multiple towers at which such Subscriber subscribes to High Speed Internet Services, such individual or business shall count as multiple “Active Customers” (as a separate and additional Active Customer at each such address or tower, as applicable) and (ii) if an individual or business Subscriber subscribes for multiple services, such individual or business Subscriber shall count as multiple “Active Customers.”

“Actual Fraud” means, with respect to a party to this Agreement, the making by such party of an express representation or warranty contained in this Agreement or in any Transaction Document; provided that at the time such representation or warranty was made by such party, (i) such representation or warranty was inaccurate, (ii) such party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation or warranty, (iii) in making such representation or warranty, such party had the intent to induce the party to whom such representation or warranty was made to act or refrain from acting in reliance upon it, and (iv) the party to whom such representation or warranty was made acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance.  For the avoidance of doubt, “Actual Fraud” does not include equitable or constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.  Notwithstanding the foregoing, unless otherwise specified, the Company and its Subsidiaries shall not be considered (a) an Affiliate of Parent or any of its Subsidiaries or (b) an Affiliate of any Equityholder or the Equityholders’ Representative.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including, for the avoidance of doubt, any COVID-19 Measures.

“Applicable Per Unit Portion” means, with respect to any Company Class A Unit (including any Parent-Held Company Class A Unit) or any Company Class B Unit, other than in each case any Company-Held Company Unit (if any), the portion of the Estimated Equity Value payable in respect of such Company Class A Unit (calculated taking into account the Full Number of Company Class A Units) or such Company Class B Unit, in each case determined in accordance with the Closing Consideration Schedule.

“Applicable Percentage” means (a) when used in reference to any Company Class A Unit (including any Parent-Held Company Class A Unit) or any Company Class B Unit, other than in each case any Company-Held Company Unit (if any), the percentage of the Increase Amount or the Escrow Release Amount, as applicable, if any, payable in respect of such

Company Class A Unit (calculated taking into account the Full Number of Company Class A Units) or such Company Class B Unit and (b) when used in reference to any holder of Company Class A Units or Company Class B Units, the percentage of the Increase Amount or the Escrow Release Amount, as applicable, if any, payable to such holder in respect of all Company Class A Units (calculated taking into account the Full Number of Company Class A Units) and Company Class B Units of such holder, in each case as set forth in the Closing Consideration Schedule.

“Base Purchase Price” means $2,200,000,000.

“Basic Services” means the lowest tier of cable television programming sold to Subscribers of the Systems as a package (i.e., the tier to which all Subscribers are required to subscribe), including broadcast and satellite service programming for which a Subscriber pays a fixed monthly fee, but not including Expanded Basic Services, Pay TV, any new product tier, Wireless Internet Services, High Speed Internet Services or Voice Services.

“Basic Subscribers” means, as of any date and for each System, all Active Customers of Basic Services of such System who are individually billed for Basic Services.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” means the amount of unrestricted cash, cash equivalents (including marketable securities and short-term investments) held by or on behalf of the Company or any of its Subsidiaries, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries (net of issued but uncleared checks and drafts written or issued by the Company or any of its Subsidiaries to the extent the underlying payable is excluded from the calculation of Net Working Capital), in each case determined in accordance with the Accounting Principles.

“Charity” has the meaning set forth on Section 1.01(a) of the Company Disclosure Schedule.

“Closing Date” means the date of the Closing.

“Closing Date Cash” means the aggregate amount of Cash as of the Reference Time (but giving effect to any Cash dividends or distributions and any uses of Cash to pay Indebtedness or Transaction Expenses (including, for the avoidance of doubt, any bonuses paid pursuant to Section 6.01 or Section 6.03), in each case made subsequent to the Reference Time and prior to the Closing); provided that if any proceeds are received by the Company or any of its Affiliates (i) at or prior to the Closing from the Hilton Head Sale-Leaseback or (ii) following the NWC Reference Time and at or prior to the Closing pursuant to the Transition Services Agreement or in connection with the termination thereof, then Closing Date Cash shall be reduced by an amount equal to all of such proceeds so received at or prior to the Closing.

“Closing Date Indebtedness” means the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of the Reference Time (but giving effect to any Indebtedness incurred or the payment of any Indebtedness subsequent to the Reference Time and prior to the Closing).

“Code” means the Internal Revenue Code of 1986.

“Communications Act” means the Communications Act of 1934, 47 U.S.C.  151 et seq., including amendments by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and the rules and regulations and published decisions and policies of the FCC thereunder, as in effect from time to time.

“Company Balance Sheet” means the audited consolidated balance sheet of Hargray Intermediate Holdings, LLC (the “Audit Subsidiary”) as of September 30, 2020.

“Company Balance Sheet Date” means the date of the Company Balance Sheet.

“Company Class A Units” means the Class A Units (as defined in the LLC Agreement).

“Company Class B Units” means the Class B Units (as defined in the LLC Agreement).

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means, at any relevant point of determination, any individual who is employed by the Company or any of its Subsidiaries.

“Company-Held Company Unit” means each Company Class A Unit or Company Class B Unit (if any) held by the Company.

“Company Intellectual Property” means all Intellectual Property used in or reasonably necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

“Company Membership Interests” means the Company Class A Units and the Company Class B Units.

“Confidentiality Agreement” means the Nondisclosure Agreement dated as of January 10, 2020, between Hargray Communications Group, Inc. and Parent, as subsequently amended by e-mail exchange on January 5, 2021 between Andrew Rein and Peter Witty.

“Continuing Employee” means each Company Employee who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and whose employment continues with the Surviving Company or any of its Subsidiaries (or Parent or any of its Affiliates) from the Effective Time.

“Contract” means any legally binding agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, and (b) the reversal or discontinuation of any of the foregoing.

“Customer Data” means non-public data collected by or on behalf of the Company or any of its Subsidiaries pertaining to, the customers of the Company or any of its Subsidiaries.

“Debt Commitment Letter” means the executed debt commitment letter, dated as of the date of this Agreement, pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide the Debt Financing in the amounts set forth therein for purposes of financing the Merger.

“Debt Fee Letter” means the executed debt fee letter, dated as of the date of this Agreement, delivered in connection with the Debt Commitment Letter.

 “Debt Financing” means the debt financing contemplated by the Debt Financing Letters (including one or more offerings of debt securities to be issued or incurred in lieu of or supplemental to any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions in the Debt Fee Letter).

“Debt Financing Letters” means, collectively, the Debt Commitment Letter and the Debt Fee Letter.

“Delaware Law” means the Limited Liability Company Act of the State of Delaware.

“Disregarded Interests” means, collectively, the Company-Held Company Units and the Parent-Held Company Class A Units.

“Employee Plan” means any written (a) “employee benefit plan” as defined in Section 3(3) of ERISA, (b) employment, consulting, severance, offer letter, change in control, retention or transaction bonus plan, agreement, contract, program, policy or arrangement or (c) other plan, agreement, arrangement providing for compensation, bonuses, commissions or other incentive compensation, equity or equity-based compensation, deferred compensation, profit-sharing, vacation or sick leave benefits, health, medical or other welfare benefits, employee assistance program, severance benefits or retirement benefits (including compensation, pension, health, medical or life insurance benefits), loan, gross-up, fringe, cafeteria, or any other compensatory or benefit plan, agreement, contract, program, policy or arrangement, whether or not reduced to writing, funded, tax-qualified or subject to ERISA, including with respect to a single individual, in each case (i) that is maintained or contributed to by the Company or any of its Subsidiaries, (ii) that provides for the payment of any compensation or benefits by the Company or any of its

Subsidiaries to any current or former employee or individual independent contractor of the Company and its Subsidiaries or (iii) for which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability.

 “Environmental Laws” means any Applicable Law relating to pollution or the protection of the environment or, to the extent relating to the exposure to hazardous or toxic materials, human health and safety, including those relating to environmental reporting and disclosure, such as the Emergency Planning and Community Right to Know Act, 42 U.S.C.  11001 et seq.

“Equityholders” means the holders of all of the issued and outstanding Company Membership Interests other than Parent or any of its Affiliates or the Company.

“Equityholders’ Portion of Shared Expenses” means 50% of the Shared Expenses.

“Equity Value” means (a) the Base Purchase Price plus (b) the Net Working Capital Adjustment Amount, minus (c) Closing Date Indebtedness, plus (d) Closing Date Cash, minus (e) Transaction Expenses, minus (f) the Adjustment Escrow Amount, each as finally determined pursuant to Section 2.08.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

 “Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means a customary escrow agreement in form and substance reasonably acceptable to each of Parent and the Equityholders’ Representative, to be entered into among Parent, the Equityholders’ Representative and the Escrow Agent at or prior to the Closing.

“Escrow Release Amount” means any amount released from the Adjustment Escrow Account pursuant to Section 2.08(e)(i)(B) or Section 2.08(e)(ii)(B).

“Estimated Equity Value” means (a) the Base Purchase Price, plus (b) the Estimated Net Working Capital Adjustment Amount, minus (c) Estimated Indebtedness, plus (d) Estimated Cash, minus (e) Estimated Transaction Expenses, minus (f) the Adjustment Escrow Amount.

“Estimated Merger Consideration” means an amount equal to (a) the Estimated Equity Value minus (b) the Parent Portion of Estimated Equity Value.

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Estimated Net Working Capital minus (b) Target Net Working Capital.

“Existing Credit Agreement” means that certain credit agreement dated as of May 16, 2017 among Hargray Intermediate Holdings, LLC, as holdings, Hargray Merger Sub Corp.,

Hargray Communications Group, Inc., as a borrower, HCP Acquisition LLC, as a borrower, the other guarantors party thereto from time to time, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as amended, supplemented or otherwise modified from time to time prior to the End Date.

“Expanded Basic Service” means an optional tier of video services offered by a System to its customers other than Basic Services, but not including a la carte tiers, Pay TV, Wireless Internet Service, High Speed Internet Services and Voice Services.

“Financing Sources” means the lenders party to the Debt Commitment Letter (including any lender that becomes party thereto by joinder after the date of this Agreement) and any other Person that is engaged by Parent in connection with any Anticipated Financing.

“Financing Sources Related Parties” means the Financing Sources and their respective Representatives.

“Flow-Through Income Tax Return” means a U.S. federal income Tax Return of the Company (e.g., Internal Revenue Service Form 1065) and any state or local income Tax Return of the Company for which the Company is treated as a “partnership”, in each case for a taxable period that ends on or before (or includes) the Closing Date.

“Franchise” means each franchise (as such term is defined in the Communications Act), and any renewal thereof, granted by a Governmental Authority authorizing the construction, installation, upgrade, maintenance and operation of any part of the Systems.

“Full Number of Company Class A Units” means all Company Class A Units outstanding immediately prior to the Effective Time, including all Parent-Held Company Class A Units.  Calculations set forth herein to be made on the basis of the Full Number of Company Class A Units shall be made taking into account all Parent-Held Company Class A Units, assuming for purposes of such calculation that the Parent-Held Company Class A Units will not constitute Disregarded Interests.

“Fundamental Warranties” means the representations and warranties contained in Section 3.01 (other than the second sentence thereof), Section 3.02, Section 3.03, Section 3.06, Section 3.07(b), Section 3.20, Section 3.21, Section 4.01 (solely the first sentence thereof), Section 4.02 and Section 4.07.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Government Contract” means any Contract between the Company or any of its Subsidiaries, on the one hand and, on the other hand, any Governmental Authority.

“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” means any material or substance defined or regulated as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant, contaminant or similar term or characteristic, or that otherwise could result in liability, under any Environmental Laws, including asbestos, petroleum or petroleum derivatives, heavy metals and polychlorinated biphenyls.

“High Speed Internet Services” means Internet access and backbone connectivity services offered by the Systems to their customers through a cable modem, cable modem termination system, cell tower backhaul or fiber optic point to point traffic, including residential and commercial high speed internet, fiber, WAN services and similar services.

“Homes Passed” means each residential home or dwelling unit, including each residential single-family home and individual dwelling unit within a multi-family complex, that can be connected to a System, such that such home or unit could subscribe to Basic Services, High Speed Internet Services or Voice Services through the addition of a drop cable of 500 feet or less (if necessary), without the need of otherwise further extending the distribution plant.

“HSI Subscribers” means, as of any date and for each System, all Active Customers of High Speed Internet Services of such System.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” means all buildings, structures, towers, fixtures, facilities, building systems and equipment and related wires and anchors that form or are part of the Owned Real Property or Leased Real Property.

“Indebtedness” means all obligations (including in respect of outstanding principal, accrued and unpaid interest, prepayment penalties, premiums or fees, breakage amounts and any other amounts payable in connection with repayment, prepayment, termination, satisfaction or discharge) of the Company and its Subsidiaries, without duplication, in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by bonds, notes, debentures or other similar instruments, (c) outstanding letter of credit reimbursement obligations, but only to the extent drawn, (d) any obligations under any interest rate or currency swaps, caps or other derivatives or hedging arrangements, to the extent payable if terminated, (e) capitalized lease obligations that are required to be capitalized in accordance with the Accounting Principles (which, for the sake of clarity, shall not include operating lease obligations or real estate leases), (f) conditional sale or other title retention agreements relating to property or assets purchased by the Company or any of its Subsidiaries, (g) the deferred purchase price of property, assets or services or “earn-out”, “milestone” or similar payments, contingent or otherwise (excluding any payments described in Section 2.8 of the Asset Purchase Agreement dated as of January 25, 2019, by and among Dedicated Fiber Systems, Inc., Hargray of Florida, Inc. and Charles Nichols

(the “DFS APA”)), (h) guarantees provided by the Company or any of its Subsidiaries in respect of indebtedness of others of the type referred to in clauses (a) through (g) above, (i) indebtedness of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property or assets owned by the Company or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed and (j) 50% of the deferred revenue attributable to the sale of membership interests in SCTG, LLC; provided that Indebtedness representing the Payoff Debt shall be calculated to reflect the amounts required to be paid pursuant to the Payoff Letter, and Indebtedness representing the SunTrust Swap shall be calculated to reflect the amounts required to be paid pursuant to the SunTrust Swap Termination Letter; provided further that, for the avoidance of doubt, “Indebtedness” shall not include any obligations solely between the Company and any of its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or any amount included in Transaction Expenses or Net Working Capital.

“Intellectual Property” means, in any and all jurisdictions throughout the world, whether registered or unregistered, all (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, inventions, invention disclosures or discoveries (whether or not patentable or reduced to practice) and all applications and registrations therefor, (ii) trademarks, trade names, service marks, logos, corporate names, trade dress, brand names, slogans, designs, or other indicia of origin, and all applications, registrations, and renewals therefor, together with all goodwill associated with any of the foregoing, (iii) works of authorship (whether copyrightable or not), registered and material unregistered copyrights, including copyrights in Software, mask works and databases, and all applications and registrations therefor and renewals extensions, restorations and reversions thereof, (iv) intellectual property or proprietary rights in Software, (v) internet domain names, uniform resource locators, Internet Protocol addresses and applications and registrations therefor (collectively, “Domain Names”) and (vi) trade secrets, know-how and other proprietary information (including confidential and proprietary inventions, processes, designs, formulae, models, tools, algorithms, Software, know-how, ideas, research and development) and any other proprietary information falling within the definition of “trade secrets” as set forth in 18 U.S.  Code Section 1890.

“IRS” means the Internal Revenue Service.

“IT System” means the communications networks, data centers, computers, Software, hardware, databases, computer equipment, workstations and all other information technology, owned, licensed or used (including used as a service (i.e., IaaS, PaaS and SaaS offerings)) by the Company or any of its Subsidiaries.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule, in each case after due inquiry of the officers or employees who have primary responsibility for the matter in question, and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(c) of the Company Disclosure Schedule, in each case after due inquiry of the officers or employees who have primary responsibility for the matter in question.

“Letter of Transmittal” means a letter of transmittal substantially in the form attached as Exhibit A hereto, with such changes as the Paying Agent may require.

“LFA Approvals” means all consents, approvals or waivers required to be obtained from any State or local franchising authority with respect to the transactions contemplated by this Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own or lease subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of the Company dated as of May 16, 2017, as amended by that certain First Amendment to First Amended and Restated Liability Company Agreement, effective as of January 31, 2018, and that certain Second Amendment to First Amended and Restated Liability Company Agreement, effective as of October 1, 2020, and as may be further amended as expressly provided in this Agreement.

“Management Incentive Plan” means the Hargray Acquisition Holdings, LLC Management Incentive Plan.

“Material Adverse Effect” means any fact, change, event, circumstance, occurrence, effect or development (an “effect”) that (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected, individually or in the aggregate, to materially impair or delay the Company’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby, excluding, in the case of clause (i) above, any effect to the extent, directly or indirectly, resulting from or arising out of (a) changes (or proposed changes) in Applicable Law, GAAP or other accounting or regulatory standards, principles, or requirements, or in the enforcement, implementation or interpretation thereof, (b) changes in the financial, securities, currency, capital or credit markets or in general economic or political conditions, (c) changes or conditions generally affecting any industry in which the Company or any of its Subsidiaries operate or in which any of the products or services of the Company are used, marketed, sold or distributed, (d) acts of war, sabotage or terrorism, cyber-attacks or man-made or natural disasters (including hurricanes, tornadoes, floods, earthquakes, weather-related events, natural disasters and other “acts of God”), epidemics, plagues, pandemics or other outbreak or illness (including COVID-19), or worsening thereof, or the COVID-19 Measures, (e) the announcement or consummation of the transactions contemplated by this Agreement  or the identity of Parent as the acquiror of the Company and its Subsidiaries, including the effect of any of the foregoing factors referred to in this clause (e) on the relationships, contractual or otherwise, of the business of the Company or its Subsidiaries with clients, customers, employees, suppliers, vendors, service providers, counterparties or Governmental Authorities or other third parties (provided that the exception set forth in this clause (e) shall not apply with respect to the representations and warranties of the Company set forth in Section 3.05), (f) any failure to meet any internal, industry or analysts’ projections, forecasts or predictions for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (g) any action taken (or omitted to be taken) by or on behalf of Parent or any of its Affiliates or (h) any action taken by the Company or its Subsidiaries at the written request of Parent or any of its Affiliates or to which Parent has consented to in writing; provided that, in the case of clauses (a), (b), (c) and (d) above, if such matter materially and disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then only the disproportionate effect of such matter shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

 “Net Working Capital” means, as of the Reference Time, (i) the aggregate amount of the consolidated current assets (including inventory and contract assets (whether current or long-term) and excluding (a) cash and cash equivalents (including marketable securities and short-term investments) and (b) deferred Tax assets and any Tax assets arising from the carryback of any NOLs or Tax credits by the Company or any of its Subsidiaries (other than any such carryback reflected on a Tax Return filed prior to the date of this Agreement)) minus (ii) the aggregate amount of the consolidated current liabilities of the Company (including deferred revenue (whether current or long-term) and any Specified Taxes but excluding deferred Tax liabilities, any NECA reserve and any deferred revenue attributable to the sale of membership interests in SCTG, LLC), in each case calculated in accordance with the Accounting Principles and subject to the exclusions, inclusions and adjustments set forth on Exhibit B (which sets forth an illustrative calculation of Net Working Capital and is provided solely for purposes of illustrating such exclusions, inclusions and adjustments). For the avoidance of doubt, amounts included in the calculations of Indebtedness, Cash and Transaction Expenses shall not be included in Net Working Capital.

“Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Net Working Capital minus (b) Target Net Working Capital.

“NOLs” means net operating losses.

“Off-the-shelf Software” means Software licensed under click-wrap, shrink-wrap or off-the-shelf software licenses for commercially available software.

“Open Source Software” mean any software code or data library that is licensed as freeware, shareware, open source software or similar licensing models and that (i) requires the licensing or distribution of source code to licenses, at no additional charge, (ii) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software or (iii) requires (or could or does condition the use or distribution of such software on) the granting of a license under the patent rights of the Company or any of its Affiliates.  For the avoidance of doubt, Open Source Software includes software licensed or distributed under any of the following licenses or distribution model terms: GNU’s General Public License (GPL) or

Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the BSD License and the Apache License.

 “Ordinary Course” means the routine and ordinary course of business of the Company and its Subsidiaries consistent with past practice, except as such conduct of business has been modified by the Company and its Subsidiaries’ current responses to COVID-19 or in compliance with any COVID-19 Measures.

“Parent Common Stock” means the common stock of Parent, par value $0.01.

“Parent-Held Company Class A Unit” means the Company Class A Units held by Parent or Parent’s Subsidiaries as of immediately prior to the Effective Time.

“Parent Portion of Estimated Equity Value” means the aggregate Applicable Per Unit Portion of the Estimated Equity Value in respect of Parent-Held Company Class A Units, determined in accordance with the Closing Consideration Schedule.

“Partnership Representative” means, with respect to the Company and any taxable year ending on or before (or including) the Closing Date, the person charged under Applicable Law with managing any Tax audit of a Flow-Through Income Tax Return, including (as the case may be) the so-called “partnership representative,” the “designated individual,” and (for state purposes or for federal purposes prior to the effectiveness of the Partnership Tax Audit Rules) the “tax matters partner.”

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any binding administrative guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Pay TV” means, for each System, premium programming services selected by and sold to Subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services or Expanded Basic Services.

“Paying Agent” means Wilmington Trust, N.A.

“Paying Agent Agreement” means a customary paying agent agreement in form and substance reasonably acceptable to each of Parent and the Equityholders’ Representative, to be entered into among Parent, the Equityholders’ Representative and the Paying Agent at or prior to the Closing.

“Permitted Liens” means (a) mechanics’, materialmen’s, carrier’s, workmen’s, repairmen’s, warehousemen’s, landlord’s and other similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith, (b) Liens for Taxes not yet delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens securing rental payments under capital lease agreements, (d) Liens on real property (such as easements, covenants, rights of way and similar restrictions of record) that (i) do not secure payment, or any other obligations, of the Company or any of its Subsidiaries with respect to Indebtedness, (ii) are matters of record, (iii) would be disclosed by a current, accurate survey or physical inspection of such real property or would be disclosed by a current title insurance commitment and (iv) do not materially interfere with the present uses of such real property, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company and its Subsidiaries as currently conducted, (f) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Company or any of its Subsidiaries with respect to Indebtedness, (g) Liens affecting the landlord’s or ground lessor’s underlying interest in land (or set forth in any Leases), or the interests of a lessor in any leased or licensed asset, (h) Liens constituting non-exclusive licenses of Intellectual Property rights granted in the Ordinary Course, (i) Liens incurred in the Ordinary Course arising under workers’ compensation, unemployment insurance, social security, retirement or similar laws, (j) Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and that are not material to the Company and its Subsidiaries, taken as a whole, (k) Liens which will be extinguished and released in full as of the Closing, (l) Liens referred to in the Financial Statements and (m) Liens described in Section 1.01(d) of the Company Disclosure Schedule.

 “Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Personal Data” means all data relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

“Real Property” means, collectively, the Owned Real Property, the Leased Real Property, the Access Rights and the Tower Interests.

“Reference Time” means 11:59 p.m. (New York time) on the day immediately preceding the Closing Date or as otherwise provided for in Section 2.01(b).

“Representatives” means, with respect to any Person, its Affiliates and its and their respective directors, managers, officers, employees, agents, financial or legal advisors, auditors, agents, consultants and other authorized representatives (in each case solely to the extent acting in such capacity on behalf of such Person), including, in the case of Parent for purposes of Section 5.02, Parent’s insurers and underwriters in respect of the R&W Insurance Policy and the Financing Sources.

“SEC” means the Securities and Exchange Commission.

“Shared Expenses” means (a) the filing fees under the HSR Act in connection with the Merger and the other transactions contemplated hereby, (b) all administrative, transfer, filing, processing or other fees imposed by the FCC, any applicable PSCs and any local franchise authorities in connection with the Merger and the other transactions contemplated by this

Agreement, (c) the D&O Tail Policy premium and (d) all fees, costs and expenses of the Escrow Agent and the Paying Agent in connection with the Escrow Agreement or the Paying Agent Agreement, as applicable.

“Software” means all computer software and programs, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media.

“Specified Franchises” means those Franchises listed on Section 1.01(e) of the Company Disclosure Schedule, which were the Franchises of the former Cable One Anniston, AL system.

“Specified Taxes” means (without duplication) any Taxes payable (but not yet paid) by the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending at or before the Reference Time (in accordance with the principles set forth in Section 8.07) (other than any such Taxes reportable on a Tax Return that has been filed except to the extent the amount shown as due on such Tax Return has not been paid); provided that Specified Taxes does not include any payroll Taxes of the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending at or before the Reference Time that have been deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act.  Except as otherwise required by a change in Applicable Law or facts, Specified Taxes shall be computed in a manner consistent with the past practices of the Company.

 “Subscribers” means any subscriber of a System billed for Basic Services, Expanded Basic Services, any new product tier, High Speed Internet Services, Pay TV, Voice Services or other similar services.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Systems” means the systems owned and operated by the Company and its Subsidiaries that provide data, voice, high-speed Internet access, broadband and cable/video services to residential and commercial customers, in each case in the states of Alabama, Florida, Georgia and South Carolina.

“Takeover Statute” means any “interested stockholder”, “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or similar statute or regulation.

“Target Net Working Capital” means $6,442,943.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount related thereto, imposed by any Taxing Authority.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition and collection of Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Tower” means any tower structure, and any improvement or fixture constituting a part of such tower structure, located on or forming a part of any Real Property.

“Tower Interests” means the Towers and any easements and other rights and interests appurtenant thereto, owned or leased by the Company or any of its Subsidiaries, other than the Owned Real Property and Leased Real Property.

“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Escrow Agreement, the Confidentiality Agreement and the Written Consents.

“Transaction Expenses” means, without duplication and to the extent not paid prior to the Closing, (a) all fees, expenses and costs payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement to financial advisors, accountants, legal advisors and other third-party advisors that are incurred and not paid prior to the Closing (the “Specified Transaction Expenses”), (b) any change of control, transaction, stay, retention or similar payments or bonuses, or severance payments (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments), in each case, payable solely as a result of the transactions contemplated hereby and only if triggered without the requirement of any further action by the Company or its Affiliates on or following the Closing, (c) the Pre-Closing Estimated Bonus Pool Amount (and the employer portion of any payroll, employment or similar Taxes associated therewith), including the amounts set forth on Section 1.01(f) of the Company Disclosure Schedule, (d) the Equityholders’ Portion of Shared Expenses and (e) any amounts to be paid to the individual set forth on Section 1.01(g) of the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, “Transaction Expenses” shall not include any amount included in Indebtedness or Net Working Capital.  To the extent any Shared Expenses in excess of the Equityholders’ portion of the Shared Expenses were paid by the Company prior to the Closing, such excess amount shall be treated as a reduction in Transaction Expenses for purposes of calculating Estimated Equity Value and Equity Value but not for purposes of Section 2.05(d).

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration, real property transfer, non-recoverable value-added, and other such similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transition Services Agreement” means the Transition Services Agreement, dated as of October 1, 2020, by and between Parent and Hargray of Alabama, Inc.

“Unique Subscriber” means a Subscriber of one of the following types at a certain address: (i) Basic Subscriber, (ii) HSI Subscriber or (iii) Active Customer subscribing for one or more Voice Lines.  For the avoidance of doubt, a Subscriber who subscribes for multiple such services shall count as multiple “Unique Subscribers”.  For example, if a Subscriber is a Basic Subscriber at two addresses, such Subscriber shall count as two “Unique Subscribers”.  For further example, if one Subscriber is both a Basic Subscriber and an Active Customer of five Voice Lines at one address, such Subscriber shall count as two “Unique Subscribers”.

“Voice Lines” means, as of any date of determination and for each System, all voice lines of such System for which an Active Customer is subscribing to Voice Services.

“Voice Services” means telecommunications services or VOIP services offered by or via the Systems to their Subscribers.

“VOIP” means voice over Internet protocol.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute such material breach of this Agreement.

“Wireless Internet Services” means wireless Internet access connectivity services offered by the Systems to their customers.

“Working Hours” means 9:00 a.m. to 5:30 p.m. Monday to Friday on a day that is a Business Day.

“Written Consent” means a written consent by a holder of Company Class A Units (other than the Charity), substantially in the form attached hereto as Exhibit C.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Location
2021 Stub Year Parent Bonus	Section 6.03(d) of Company Disclosure Schedule
2021 Stub Year Parent Bonus Participation	Section 6.03(d) of Company Disclosure Schedule
Access Agreements	Section 3.14(c)
Access Rights	Section 3.14(c)
Actual 2021 Company Bonus Payment	Section 6.03(d) of Company Disclosure Schedule
Actual 2021 Company Bonus Pool	Section 6.03(d) of Company Disclosure Schedule
Adjustment Amount,	Section 2.08(d)
Adjustment Escrow Account	Section 2.05(b)
Adjustment Escrow Amount	Section 2.05(b)

Term	Location
Agreement	Preamble
Amended Credit Agreement	Section 5.03(d)
Anticipated Financings	Section 5.09(a)
Audit Subsidiary	Section 1.01(a)
Auditor	Section 2.08(c)
Award Agreements	Section 3.06(a)
Bonus Eligible Employee	Section 6.03(d) of Company Disclosure Schedule
Closing	Section 2.01(b)
Closing Consideration Schedule	Section 2.07(c)
Closing Satisfaction Date	Section 2.01(b)
Company	Preamble
Company 2021 Bonus Payment	Section 6.03(d) of Company Disclosure Schedule
Company 2021 Bonus Program	Section 6.03(d) of Company Disclosure Schedule
Company 401(k) Plan	Section 6.03(h)
Company Indemnitee	Section 6.02(a)
Company Registered IP	Section 3.15(a)
Company Securities	Section 3.06(b)
Company Subsidiary Securities	Section 3.07(b)
Company-Owned IP	Section 3.15(b)
Covered Tax Proceeding	Section 8.02(a)
Current Representation	Section 7.04(b)
D&O Tail Policy	Section 6.02(c)
Deficit Amount	Section 2.08(e)(ii)
Designated Person	Section 7.04(a)
Determination Date	Section 2.08(c)
DFS APA	Section 1.01(a)
Disputed Items	Section 2.08(c)
Domain Names	Section 1.01(a)
effect	Section 1.01(a)
Effective Time	Section 2.01(c)
End Date	Section 10.01(b)(i)
Enforceability Exception	Section 3.02(b)
Equityholders’ Representative	Preamble
Estimated 2021 Company Bonus Pool	Section 6.03(d) of Company Disclosure Schedule
Estimated Cash	Section 2.07(b)
Estimated Indebtedness	Section 2.07(b)
Estimated Net Working Capital	Section 2.07(b)
Estimated Transaction Expenses	Section 2.07(b)
Exchange Fund	Section 2.05(b)
Excluded Benefits	Section 6.03(a)
Existing Credit Agreement Amendment Option	Section 5.03(d)

Term	Location
Existing Credit Agreement Amendments	Section 5.03(d)
FCC	Section 3.04
Final Closing Statement	Section 2.08(a)
Financial Statements	Section 3.08(a)
Financing Provisions	Section 11.04(a)
Franchise Renewals	Section 7.06
Hilton Head PSA	Section 5.06(a)
Hilton Head Sale-Leaseback	Section 5.06(a)
Hilton Head Sale-Leaseback Documents	Section 5.06(a)
Increase Amount	Section 2.08(e)(i)
Independent Accounting Firm	Section 8.01(b)
Insurance Policies	Section 3.22
Invoices	Section 5.03(c)
Leased Real Property	Section 3.14(b)
Leases	Section 3.14(b)
Material Contract	Section 3.11(b)
Material Customers	Section 3.23(a)
Material Suppliers	Section 3.23(b)
Merger	Section 2.01(a)
Merger Sub	Preamble
NTCA Plan	Section 3.17(j)
NWC Reference Time	Section 2.01(b)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Bonus Plan	Section 6.03(d) of Company Disclosure Schedule
Payoff Amount	Section 5.03(a)
Payoff Debt	Section 5.03(a)
Payoff Letter	Section 5.03(a)
Permits	Section 3.12(b)
Pre-Closing Estimated Bonus Pool Amount	Section 6.03(d) of Company Disclosure Schedule
Preliminary Closing Statement	Section 2.07(b)
PSCs	Section 3.04
R&W Insurance Policy	Section 11.02
Released Matters	Section 11.01(b)
Released Parties	Section 11.01(b)
Releasing Parties	Section 11.01(b)
Required Member Consents	Section 9.02(f)
Retiree H&W Plans	Section 6.03(c)
Section 1542	Section 11.01(b)
Section 280G Amount	Section 6.04(a)
Section 280G Waiver	Section 6.04(a)
Specified Percentage	Section 2.04(a)(iii)

Term	Location
Specified Transaction Expenses	Section 1.01(a)
SunTrust Swap	Section 5.03(b)
SunTrust Swap Termination Amount	Section 5.03(b)
SunTrust Swap Termination Letter	Section 5.03(b)
Surviving Company	Section 2.01(a)
Tax Allocation Statement	Section 2.10
Third Party	Section 7.04(e)

SECTION 1.02.          Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “$” are to United States dollars.  The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise.  References to the phrase “made available,” “provided”, “delivered” or words of similar import, with respect to any document or other information, shall mean that such document or information was made available for viewing by Parent and its Representatives who have access to the “Project Lighthouse” electronic data room hosted by Venue, as that site existed as of 5:00 P.M. New York City time on the day immediately prior to the date of this Agreement.

ARTICLE 2
The Merger

SECTION 2.01.          The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving limited liability company (the “Surviving Company”).

(b)          Subject to the provisions of Article 9 the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 or remotely by the exchange of documents and signatures (or their electronic counterparts), (i) on the first Business Day of the first calendar month that commences after the date on which the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, but subject to the continued satisfaction or waiver of the conditions set forth in Article 9 (such date, the “Closing Satisfaction Date”); provided that if the Closing Satisfaction Date occurs during the first fifteen days of a calendar month or during the last two Business Days immediately preceding the first day of a calendar month, the Closing shall occur three Business Days after such Closing Satisfaction Date and in such event, or in the event the Closing occurs on the first Business Day of a calendar month and such Business Day is not the first calendar day of such month, (x) the Reference Time for the purposes of calculating Net Working Capital shall be 11:59 p.m. (New York time) on the day immediately preceding the first day of such calendar month (the “NWC Reference Time”) and (y) for financial accounting and programming agreement purposes, Parent may elect, in its sole discretion, that the Closing will be deemed to have occurred at 12:01 a.m. (New York time) on the first day of such calendar month; provided further that in no event shall the parties be required to consummate the Merger and effect the Closing prior to April 1, 2021, or (ii) at such other place or by such other means, at such other time or on such other date as Parent and the Company may mutually agree.

(c)          At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be mutually agreed by Parent and the Company and specified in the certificate of merger).

(d)          From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

SECTION 2.02.          The Surviving Company.  At the Effective Time, by virtue of the Merger, the certificate of formation and the limited liability company agreement of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the certificate of formation and the limited liability company agreement of Surviving Company, respectively, until in each case, amended in accordance with Applicable Law, except that the name of the Surviving Company shall be Hargray Acquisition Holdings, LLC.

SECTION 2.03.          Managers and Officers of the Surviving Company.

(a)          At the Effective Time, by virtue of the Merger, the managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Company.

(b)          At the Effective Time, by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Company.

(c)          At or prior to Closing, the Company shall use reasonable best efforts to deliver to Parent resignation letters, effective as of the Effective Time, of the managers and officers of the Company and those directors, managers or officers of any Subsidiary of the Company as requested by Parent at least five Business Days prior to the Closing.

SECTION 2.04.          Conversion of Units.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)          except for Disregarded Interests, each Company Class A Unit and each Company Class B Unit issued and outstanding immediately prior to the Effective Time shall be converted into and shall become the right to receive (A) the Applicable Per Unit Portion of the Estimated Equity Value with respect to such Company Class A Unit or such Company Class B Unit, as applicable, which shall be paid to the holder thereof in accordance with the procedures set forth in Section 2.06, plus (B) the Applicable Percentage of the Increase Amount and/or the Escrow Release Amount, if any, with respect to such Company Class A Unit or such Company Class B Unit, as applicable, which shall be paid to the holder thereof in accordance with the procedures set forth in Section 2.08, and, as of the Effective Time, such Company Class A Unit or such Company Class B Unit, as applicable, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall thereafter represent only the right to receive the applicable amount and form of the consideration payable in respect thereof as provided for in this Section 2.04;

(ii)          each Company-Held Company Unit issued and outstanding immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable with respect thereto;

(iii)          the Parent-Held Company Class A Units issued and outstanding immediately prior to the Effective Time shall be converted into and become a number of validly issued, fully paid and nonassessable membership interests of the Surviving Company representing a fraction (expressed as a percentage) of all issued and outstanding membership interests of the Surviving Company equal to the ratio of (A) the Parent Portion of Estimated Equity Value divided by (B) Estimated Equity Value (the “Specified Percentage”);

(iv)          the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become a number of validly issued, fully paid and nonassessable membership interests of the Surviving Company representing a percentage of all issued and outstanding membership interests of the Surviving Company equal to (A) 100% minus (B) the Specified Percentage, and shall, together with the membership interests into which the Parent-Held Company Class A Units are converted pursuant to clause (iii) above, constitute the only outstanding membership interests of the Surviving Company.

(b)          Subject to Article 9, Parent’s obligations in respect of Section 2.04(a) shall be satisfied if it delivers, or causes to be delivered, to the Paying Agent the Estimated Merger Consideration, and Parent shall have no liability in respect of the allocation of the Estimated Merger Consideration among the Equityholders set forth in the Closing Consideration Schedule.

SECTION 2.05.          Delivery of Merger Consideration.

(a)          Prior to the Effective Time, (i) Parent, the Equityholders’ Representative and the Paying Agent shall execute the Paying Agent Agreement and (ii) Parent, the Equityholders’ Representative and the Escrow Agent shall execute the Escrow Agreement.

(b)          At or prior to the Effective Time, Parent shall cause to be deposited, by wire transfer of immediately available funds, (i) with the Paying Agent, for the benefit of the Equityholders, cash in an amount equal to the Estimated Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) and (ii) with the Escrow Agent, $5,000,000 (the “Adjustment Escrow Amount”), to be held in a dedicated account established pursuant to the Escrow Agreement for disbursement in accordance with the Escrow Agreement (the “Adjustment Escrow Account”).

(c)          At the Closing, (i) unless the Existing Credit Agreement Amendment Option has been exercised pursuant to Section 5.03(d), Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the outstanding balance of the Payoff Debt in accordance with the Payoff Letter furnished to Parent pursuant to Section 5.03(a) by wire transfer of immediately available funds to the account designated in the Payoff Letter and (ii) Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, the amount required to be paid in respect of the SunTrust Swap in accordance with the SunTrust Swap Termination Letter furnished to Parent pursuant to Section 5.03(a) by wire transfer of immediately available funds to the account designated in the SunTrust Swap Termination Letter.

(d)          At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, all Estimated Transaction Expenses in accordance with the Preliminary Closing Statement and the Invoices therefor furnished to Parent pursuant to Section 5.03(b); provided that to the extent any of the Estimated Transaction Expenses are payable to employees of the Company or its Subsidiaries, Parent shall cause the Surviving Company and its Subsidiaries to make payment of such expenses to such employees through the payroll of the Surviving Company or its Subsidiaries after the Closing as such Estimated Transaction Expenses become payable to such employees in accordance with their terms (including as set forth in this Agreement).

SECTION 2.06.          Surrender and Payment.

(a)          No later than 10 Business Days prior to the Closing Date, Parent shall send, or cause the Paying Agent to send, to each Equityholder a Letter of Transmittal, to be completed and delivered by such Equityholder to effect the exchange of such Equityholder’s Company Membership Interests, for the payment of the consideration payable in accordance with Section 2.04 in respect of such Equityholder’s Company Membership Interests, without any interest thereon.

(b)          Upon (i) surrender by an Equityholder of a properly completed and duly executed Letter of Transmittal (together with properly completed and duly executed tax forms), such Equityholder shall be entitled to (A) promptly receive from the Paying Agent the portion of the Estimated Merger Consideration to which such Equityholder is entitled pursuant to Section 2.04 and (B) receive the remaining consideration to be paid pursuant to Section 2.08, if any.

(c)          If any portion of the consideration to be paid pursuant to Section 2.04 hereto is to be paid to a Person other than the Person in whose name the related Company Membership Interest is registered, it shall be a condition to such payment that the Person requesting such payment shall pay to Parent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Company Membership Interest or establish to the satisfaction of Parent that such Tax has been paid or is not payable.

(d)          After the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Membership Interests.

(e)          Any portion of the Exchange Fund which remains undistributed to the Equityholders for six months after the Effective Time shall be delivered to Parent, upon demand, and Equityholders who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the relevant consideration as provided in, and in accordance with, this Article 2.

(f)          Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Company, the Equityholders’ Representative or any other Person shall be liable to any Equityholder for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Applicable Laws.

SECTION 2.07.          Estimated Closing Calculations; Closing Consideration Schedule.

(a)          At least five Business Days prior to Closing, Parent shall deliver to the Company, and the Company shall deliver to Parent, any information in its possession relating to Shared Expenses in reasonable detail (including amounts paid, amounts owed and instructions for payments) which may be relevant to the preparation of the Preliminary Closing Statement.

(b)          Not less than five Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement (the “Preliminary Closing Statement”) setting forth (i) the Company’s good faith estimates of (A) Net Working Capital (“Estimated Net Working Capital”), (B) Closing Date Indebtedness (“Estimated Indebtedness”), (C) Closing Date Cash

(“Estimated Cash”) and (D) Transaction Expenses (“Estimated Transaction Expenses”), (ii) the Company’s good faith calculation of the Estimated Net Working Capital Adjustment Amount and (iii) on the basis of the foregoing, the Company’s good faith calculation of the Estimated Equity Value, which Preliminary Closing Statement shall be accompanied by reasonable documentation to support the estimates and calculations set forth therein.  The Company’s calculation of Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be prepared in accordance with the Accounting Principles and the definitions of the applicable defined terms set forth herein. The Company shall reasonably cooperate with Parent in its review of the Preliminary Closing Statement and shall consider in good faith Parent’s comments to the Preliminary Closing Statement and shall revise the Preliminary Closing Statement by no later than three Business Days prior to the Closing Date if, based on its good faith assessment of Parent’s comments, the Company determines such changes are warranted, which revised statement shall become the applicable Preliminary Closing Statement.

(c)          No less than three Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule, substantially in the form of Exhibit D (the “Closing Consideration Schedule”) setting forth, as of immediately prior to the Closing:

(i)          a list of all holders of Company Class A Units (including Parent-Held Company Class A Units) and Company Class B Units, and with respect to each holder, (A) such holder’s name, address and email address, (B) the number of Company Class A Units, if any, held by such holder and (C) the number of Company Class B Units, if any, held by such holder, indicating (1) the number of such Company Class B Units, if any, that are Participating Class B Units (as defined in the LLC Agreement), (2) the Class B Unit Threshold (as defined in the LLC Agreement) for each such Company Class B Unit, (3) the cumulative amount of distributions that have been received in respect of such Company Class B Units under Section 9.2 of the LLC Agreement and (4) the portion of any such distributions referenced in the preceding clause (3) that constitute the Pre-Paid Distribution Amount (as defined in the LLC Agreement) (if any) with respect to such Company Class B Units;

(ii)          (A) the Applicable Per Unit Portion of the Estimated Equity Value payable in respect of each Company Class A Unit (calculated taking into account the Full Number of Company Class A Units) and each Company Class B Unit and (B) based on the foregoing, the Estimated Merger Consideration and the portion thereof payable to each Equityholder; and

(iii)          (A) the Applicable Percentage of the Increase Amount and the Escrow Release Amount, if any, payable in respect of each Company Class A Unit (calculated taking into account the Full Number of Company Class A Units) and each Company Class B Unit and (B) based on the foregoing, the Applicable Percentage of the Increase Amount and the Escrow Release Amount, if any, payable to Parent and each Equityholder.

The Closing Consideration Schedule shall be prepared, and all of the amounts set forth therein shall be calculated, in accordance with this Agreement, the LLC Agreement, any other

Governing Documents of the Company, the Management Incentive Plan, each applicable Award Agreement and Delaware Law, and shall be accompanied by reasonable documentation to support the calculations set forth therein.

(d)          Parent, the Surviving Company and the Paying Agent shall be entitled to conclusively rely upon the Closing Consideration Schedule delivered by the Company, and in no event will Parent, the Surviving Company or the Paying Agent have any liability to any Person on account of payments made in accordance with the Closing Consideration Schedule.

SECTION 2.08.          Adjustment Amount.

(a)          As soon as reasonably practicable following the Closing Date, and in any event within 90 calendar days thereof, Parent shall prepare and deliver to the Equityholders’ Representative a written statement (the “Final Closing Statement”) setting forth (i) Parent’s calculations of (A) Net Working Capital, (B) Closing Date Indebtedness, (C) Closing Date Cash and (D) Transaction Expenses, (ii) Parent’s calculations of the Net Working Capital Adjustment Amount, and (iii) on the basis of the foregoing, Parent’s calculation of the Equity Value.  Parent’s calculation of Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Transaction Expenses shall be prepared in accordance with the Accounting Principles and the definitions of the applicable defined terms set forth herein.  If Parent fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.08(a) within such 90-day period, then the Preliminary Closing Statement delivered by the Company to Parent pursuant to Section 2.07 shall be deemed to be the Final Closing Statement for all purposes hereunder.

(b)          Following the Closing, Parent shall provide the Equityholders’ Representative and its Representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Final Closing Statement and shall cause the personnel of the Company and its Subsidiaries to cooperate with the Equityholders’ Representative in connection with its review of the Final Closing Statement.

(c)          If the Equityholders’ Representative shall disagree with any of Parent’s calculations contained in the Final Closing Statement, it shall notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 30 days after its receipt of the Final Closing Statement.  In the event that the Equityholders’ Representative does not provide such a notice of disagreement within such 30-day period, the Equityholders’ Representative shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Parent, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is timely provided, Parent and the Equityholders’ Representative shall use their respective reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to any calculations contained in the Final Closing Statement.  If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall be resolved by an independent accounting firm of recognized national standing as may be mutually selected by Parent and the Equityholders’ Representative (such firm, the “Auditor”).

Each of Parent and the Equityholders’ Representative shall promptly provide their assertions regarding the Disputed Items in writing to the Auditor and to each other.  The Auditor shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the parties hereto agree should not be later than 60 days following the date on which the disagreement is referred to the Auditor).  The Auditor shall act as an expert, and not as an arbitrator, and shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation or allow any ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings and (ii) the extent (if any) to which Net Working Capital, Closing Date Indebtedness, Cash and/or Transaction Expenses require adjustment (only with respect to the Disputed Items submitted to the Auditor) in order to be determined in accordance with Section 2.08(a) (including the definitions of the defined terms used therein).  The Auditor shall not assign a value to any Disputed Item submitted to the Auditor greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The determination of the Auditor shall be final, conclusive and binding on the parties.  The date on which Net Working Capital, Closing Date Indebtedness, Closing Date Cash, Transaction Expenses, Net Working Capital Adjustment Amount and Equity Value are finally determined in accordance with this Section 2.08(c) is hereinafter referred to as the “Determination Date.”  All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Parent, on the one hand, and the Equityholders’ Representative, on the other hand, in proportion to the allocation of the dollar value of the Disputed Items as between Parent and the Equityholders’ Representative (set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses.  For example, if the Equityholders’ Representative challenges items underlying the calculations of Net Working Capital, Closing Date Indebtedness, Closing Date Cash and/or Transaction Expenses in the net amount of $1,000,000, and the Auditor determines that the Equityholders’ Representative has a valid claim for $400,000 of the $1,000,000, the Equityholders’ Representative shall bear 60% of the fees and expenses of the Auditor and Parent shall bear 40% of the fees and expenses of the Auditor.

(d)          The “Adjustment Amount,” which may be positive or negative, shall mean the Equity Value (as finally determined in accordance with Section 2.08(a) or 2.08(c), as applicable) minus the Estimated Equity Value.  The Adjustment Amount shall be paid in accordance with Section 2.08(e).

(e)          Promptly following the Determination Date:

(i)          If the Adjustment Amount is a positive number or zero (such amount, the “Increase Amount”), then (A) Parent shall cause an amount equal to the portion of the Increase Amount payable to the Equityholders based on their Applicable Percentages  (i.e., the Increase Amount less the Parent’s Applicable Percentage of the Increase Amount) to be paid to the Paying Agent for further distribution by the Paying Agent to the Equityholders in accordance with such Applicable Percentages and (B) Parent and the Equityholders’ Representative shall deliver a joint written instruction to the Escrow Agent to release to Parent and the Equityholders their respective Applicable Percentages of the Adjustment Escrow Amount.  Notwithstanding anything to the contrary herein, in no event shall the Increase Amount exceed $5,000,000.

(ii)          If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then (A) Parent and the Equityholders’ Representative shall deliver a joint written instruction to the Escrow Agent to release such amount to Parent from the Adjustment Escrow Account and (B) if the Deficit Amount is less than the Adjustment Escrow Amount, Parent and the Equityholders’ Representative shall also, as promptly as practicable, deliver a joint written instruction to the Escrow Agent to release an amount equal to the excess of the Adjustment Escrow Amount over the Deficit Amount to Parent and the Equityholders in accordance with their respective Applicable Percentages of such excess amount.  Notwithstanding anything to the contrary herein, in no event shall the Deficit Amount exceed the Adjustment Escrow Amount.

(f)          As soon as practicable (but in any event within three Business Days) after the Determination Date, the Equityholders’ Representative shall deliver to Parent, the Paying Agent and the Escrow Agent, as applicable, a schedule which shall include a calculation of the portion of any Increase Amount and the portion of any Escrow Release Amount to which Parent and each Equityholder is entitled pursuant to Section 2.08(e).

SECTION 2.09.          Withholding.  Each of Parent, the Surviving Company, the Paying Agent, the Escrow Agent, and the Equityholders’ Representative and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law; provided that the Person intending to withhold under this Section 2.09 shall provide prompt written notice to the applicable payee upon becoming aware that any withholding of Tax is required under this Section 2.09 (other than withholding required by reason of the failure to provide the forms described in Section 9.02(d)).  Parent shall cooperate with the applicable payee to take such steps as such payee may reasonably request to reduce or eliminate amounts that would otherwise be deducted or withheld in accordance with this Section 2.09.  If any amount is so withheld from any Person and the withheld amount is paid to the appropriate Taxing Authority, such amount shall be treated for all purposes of this Agreement as having been paid to such Person.  Notwithstanding anything to the contrary herein, absent a change in Applicable Law, if an Equityholder provides an IRS Form W-9 in accordance with Section 9.02(d), there will be no backup withholding or withholding under Sections 1445 and 1446(f) of the Code on any payments made under this Agreement to such Equityholder.

SECTION 2.10.          Allocation of Equity Value.  Promptly after the date on which the Equity Value is finally determined in accordance with Section 2.08(a) or Section 2.08(c), as applicable, Parent shall deliver to the Equityholders’ Representative a statement (the “Tax Allocation Statement”), allocating the Equity Value and the applicable assumed liabilities (plus all other amounts required to be included under the Code) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  If within thirty (30) days after the delivery of the Tax Allocation Statement, the Equityholders’ Representative notifies Parent in writing that the Equityholders’ Representative objects to the allocation set forth in the Tax Allocation Statement, Parent and Equityholders’ Representative shall use commercially reasonable efforts to resolve such dispute within 20 days.  In the event that Parent and the Equityholders’ Representative are unable to resolve such dispute within such 20-day period, then Parent and the Equityholders’ Representative shall refer the matter to the Auditor.  Parent and the Equityholders’ Representative shall have the right to meet jointly with the Auditor during this period to present their respective positions.  The Auditor’s decision shall be based solely on the presentations by Parent and the Equityholders’ Representative and not by independent review and shall address only those matters in dispute.  The parties (including the Equityholders) shall be bound by the Tax Allocation Statement, as adjusted, for purposes of determining any Taxes and shall act in accordance with the Tax Allocation Statement in the preparation, filing and audit of any Tax Return unless otherwise required by Applicable Law.  All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor pursuant to this Section 2.10 shall be borne equally as between Parent and the Equityholders’ Representative.

SECTION 2.11.          Tax Treatment.  The parties agree to treat the transactions contemplated by this Article 2 as a sale by the Equityholders of their partnership interests in the Company, governed by Sections 741 and 751(a) of the Code, and a purchase of such partnership interests by the Subsidiary of Parent directly owning Merger Sub immediately prior to the Merger.  No party (including the Equityholders) shall take a contrary position on any Tax Return unless otherwise required by Applicable Law.

ARTICLE 3
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as of the date hereof and as of the Closing Date that:

SECTION 3.01.          Existence and Power.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers required to carry on its business as now conducted.  Section 3.01 of the Company Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of all jurisdictions in which the Company is required to be duly qualified to do business as a foreign entity, and the Company is so duly qualified and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  True and complete copies of the Company’s Governing Documents, as in effect on the date hereof, have been provided to Parent.  The Company’s Governing Documents, are in full force and effect and the Company is not in default  under (with or without notice or lapse of time, or both), or in breach or violation of, any provision of the Company’s Governing Documents.

SECTION 3.02.          Authorization.

(a)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the

Company’s powers and have been duly authorized by all necessary action on the part of the Company or its members.

(b)          This Agreement has been duly executed and delivered by the Company and, assuming the due, authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes a valid, binding and enforceable agreement of the Company, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to general principles of equity (the “Enforceability Exception”).

(c)          At a meeting duly called and held, the Company’s board of managers has unanimously (with Steven Cochran recusing himself) (i) determined that this Agreement and the consummation by the Company of the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its members and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.  Other than such approval by the Company’s board of managers, no other vote, consent or other action by the Company’s board of managers or by the Company’s members is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

SECTION 3.03.          Appraisal.  The Equityholders are not entitled to any appraisal rights resulting from the transactions contemplated by this Agreement.

SECTION 3.04.          Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable rules and regulations of the Federal Communications Commission and any successor thereto (the “FCC”) set forth on Section 3.04(c) of the Company Disclosure Schedule, (d) compliance with (i) any applicable rules and regulations of the Public Service Commissions of Alabama, Florida, Georgia and South Carolina (the “PSCs”) set forth on Section 3.04(d)(i) of the Company Disclosure Schedule and (ii) any applicable rules and regulations of any state or local authority pursuant to a franchise agreement set forth on Section 3.04(d)(ii) of the Company Disclosure Schedule and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05.          Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.04, require any consent by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06.          Capitalization.

(a)          Section 3.06(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of all holders of Company Class A Units and Class B Units, and with respect to each holder, (i) the number of Company Class A Units, if any, held by such holder and (ii) the number of Company Class B Units, if any, held by such holder, indicating (A) the number of such Company Class B Units, if any, that are Participating Class B Units (as defined in the LLC Agreement), (B) the Class B Unit Threshold (as defined in the LLC Agreement) for each such Company Class B Unit, (C) the cumulative amount of distributions that have been received in respect of such Company Class B Unit under Section 9.2 of the LLC Agreement and (D) the portion of any such distributions referenced in the preceding clause (C) that constitute the Pre-Paid Distribution Amount (as defined in the LLC Agreement) (if any) with respect to such Class B Unit.  All outstanding Company Membership Interests have been duly authorized and validly issued, have not been issued in violation of any preemptive or similar rights and were issued in compliance in all material respects with applicable securities laws or exemptions therefrom and Company’s Governing Documents or the Management Incentive Plan, as applicable, as in effect at the time of issuance.  All outstanding Company Class B Units have been awarded pursuant to and are governed by an award agreement governing each such grant that was duly executed and delivered by each party thereto (the “Award Agreements”).

(b)          Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, voting securities or securities convertible into or exchangeable for voting securities of the Company or (iv) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, or distributions on, or proceeds from the sale of, any equity securities of the Company, including any share appreciation rights, profits interests, phantom or shadow equity (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c)          Except as set forth in this Section 3.06, none of the Company Securities are owned by any Subsidiary of the Company.

(d)          As of immediately prior to the Closing, an accurate and complete list of all holders of Company Membership Interests, including the number and class of units held by such holder, will be set forth on the Closing Consideration Schedule. The amount of and methodologies for determining the consideration payable to each Equityholder in this Agreement and in the Closing Consideration Schedule (including the Applicable Per Unit Portion and the Applicable Percentage), and the allocation of the Estimated Merger Consideration, the Increase Amount (if any) and the Escrow Release Amount (if any) among the Equityholders set forth in this Agreement and the Closing Consideration Schedule, are and will be consistent with and in accordance with the LLC Agreement, the other Governing Documents of the Company, the Management Incentive Plan, each applicable Award Agreement and Delaware Law.

(e)          There are no bonds, debentures, notes or other Indebtedness of Company having the right to vote (or convertible into or exercisable or exchangeable for securities of Company having the right to vote) on any matters on which holders of Company Membership Interests are entitled to vote.  There are no accumulated but unpaid dividends or distributions with respect to any Company Membership Interests.  Except for the LLC Agreement, the Company is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement with respect to the issuance, sale, transfer, redemption or voting of any Company Membership Interests or Company Securities.

SECTION 3.07.          Subsidiaries.

(a)          Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Section 3.07(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of all jurisdictions in which each Subsidiary of the Company is required to be duly qualified to do business as a foreign entity, and each such Subsidiary is so duly qualified and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All Subsidiaries of the Company, including their respective names and assumed name(s) (if any) in each relevant jurisdiction and their respective jurisdictions of organization, are identified on Section 3.07(a) of the Company Disclosure Schedule.  True and complete copies of the Governing Documents of each Subsidiary of the Company, as in effect on the date hereof, have been provided to Parent.  Such Governing Documents are in full force and effect and none of the Company’s Subsidiaries is in default in any material respect under (with or without notice or lapse of time, or both), or in breach or violation in any material respect of, any provision of such Subsidiary’s Governing Documents.

(b)          Section 3.07(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company and the holder of such capital stock, voting securities or ownership interests.  All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Liens other than Permitted Liens.  Except as set forth in Section 3.07(b) of the Company Disclosure Schedule there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or (iii) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, or distributions on, or proceeds from the sale of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, including any share appreciation rights, profits interests, phantom or shadow equity (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)          Except as set forth on Section 3.07(c) of the Company Disclosure Schedule, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other Persons in which the Company owns, of record or beneficially, any direct or indirect capital stock or any other voting security or ownership interest or any right (contingent or otherwise) to acquire any such capital stock, voting security or ownership interest.

SECTION 3.08.          Financial Statements; Internal Controls.

(a)          (i) The Company Balance Sheet, (ii) the audited consolidated balance sheet of the Audit Subsidiary as of September 30, 2019 and (iii) the related audited consolidated statements of comprehensive income, changes in members’ capital and cash flows of the Audit Subsidiary for the years ended September 30, 2020 and September 30, 2019 (clauses (i), (ii) and (iii) collectively, the “Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Audit Subsidiary as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

(b)          The Company and its Subsidiaries maintain a system of internal accounting controls that are reasonably designed to provide reasonable assurance that all transactions are, in all material respects, (i) executed in accordance with management’s general or specific authorizations and (ii) recorded as necessary to permit materially correct preparation of financial statements in accordance with GAAP.  Since January 1, 2018, to the Knowledge of the Company there has not been (A) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries or their respective internal accounting controls or (B) any fraud that involves any director, manager or executive officer of the Company or any of its Subsidiaries.

(c)          The Company owns no assets (other than Cash and the membership interests of the Audit Subsidiary), engages in no business or operations (other than the direct ownership of the membership interests of the Audit Subsidiary) and has no liabilities, in each case other than assets, activities or liabilities, as applicable, that are (i) incidental to directly owning such membership interests of the Audit Subsidiary or (ii) set forth on Section 3.08(c) of the Company Disclosure Schedule.

SECTION 3.09.          Absence of Certain Changes.

(a)          Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Since the Company Balance Sheet Date, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01 (other than Section 5.01(l) and Section 5.01(p)(ii) (solely as it relates to Contracts required to be listed in Section 3.11(a)(xii) of the Company Disclosure Schedules)).

SECTION 3.10.          No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto; (b) liabilities incurred in the Ordinary Course since the Company Balance Sheet Date; (c) liabilities incurred in connection with the transactions contemplated hereby or disclosed in Section 3.10 of the Company Disclosure Schedule or otherwise taken into account in the calculation of the Estimated Merger Consideration; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.11.          Material Contracts.

(a)          Except (i) as disclosed in Section 3.11(a) of the Company Disclosure Schedule, as of the date hereof, and (ii) for any Employee Plan, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)          any Lease providing for annual rentals of $200,000 or more;

(ii)          any Contract (or group of related Contracts) for the purchase or license of materials, supplies, goods, services (including information technology services provided via traditional outsourcing, cloud or IaaS/PaaS/SaaS arrangements), equipment or other assets that requires aggregate payments by the Company and its Subsidiaries of $500,000 or more over the remaining current term of such agreement;

(iii)          any Contract (or group of related Contracts) for the sale or license of materials, supplies, goods, services (including information technology services provided via traditional outsourcing, cloud or IaaS/PaaS/SaaS arrangements), equipment or other assets that (A) in the case of any such agreement related to information technology services provided via traditional outsourcing, cloud or IaaS/PaaS/SaaS arrangements, provides for either annual payments to the Company and its Subsidiaries of $100,000 or more or aggregate payments to the Company and its Subsidiaries of $1,000,000 or more, in each case over the remaining current term of such Contract, and (B) in all other cases, provides for aggregate payments to the Company and its Subsidiaries of $500,000 or more over the remaining current term of such Contract;

(iv)          any Contract that by its terms requires the Company or its Subsidiaries to make any capital commitment or capital expenditures in excess of $500,000 in any year;

(v)          any Contract pursuant to which a third party licenses any material Intellectual Property to the Company or any of its Subsidiaries (other than Off-the-shelf Software), or under which the Company or one of its Subsidiaries grants a license to any material Intellectual Property to any third party (other than non-exclusive licenses granted in the Ordinary Course);

(vi)          any partnership, joint venture or other similar Contract or arrangement;

(vii)          any (A) Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that has not been consummated as of the date hereof or (B) Contract relating to any completed acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries has any continuing “earn out”, “milestone”, deferred or conditional purchase price, purchase price adjustment, indemnification or other similar obligations;

(viii)          any Contract (A) relating to Indebtedness, except any such Contract with an aggregate outstanding principal amount not exceeding $500,000 and which may be prepaid on not more than 90 days’ notice without the payment of any penalty, or (B) subjecting to a Lien, except for Permitted Liens, any material property or assets of the Company and its Subsidiaries;

(ix)          any Contract that limits the freedom of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any area or that contains exclusivity or “most favored nation” provisions or substantially similar rights or provisions;

(x)          any Contract granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or any of its Subsidiaries;

(xi)          any Contract that contains any “non-solicitation”, “no hire” or similar provisions that restricts Company or any of its Subsidiaries;

(xii)          any Contract that contains revenue-sharing arrangements whereby the Company or any of its Subsidiaries would be required to pay a percentage or share of its revenue, earnings, profit or other operating metric to a third party and under which the Company or its Subsidiaries made payments in excess of $2,500 per month during the calendar year 2020 or is obligated to make payments in excess of $2,500 per month during the calendar year 2021;

(xiii)          any Contract involving the settlement, release, compromise or waiver of any material rights, proceedings, duties or liabilities or that imposes any material unpaid monetary or other ongoing material obligation upon Company or any of its Subsidiaries;

(xiv)          any Government Contract;

(xv)          any collective bargaining agreement or other Contract with any labor organization, union or labor association;

(xvi)          any Contract with any Equityholder or any Affiliate of the Company (other than Subsidiaries of the Company);

(xvii)          any agreement relating to any System’s carriage of video programming or any broadcast station’s grant of consent for a System’s retransmission of broadcast signals (including any programming agreements with the National Cable Television Cooperative);

(xviii)          any Contract providing for any advance or lump sum payments of cash greater than $100,000 received by or payable to the Company or its Subsidiaries relating to a continuing obligation to carry video programming;

(xix)          any Contract relating to the use of any public utility facilities, including all pole line, joint pole or master contracts for pole attachment rights, other rights-of-way or encroachment permits or the use of conduits by the Company or its Subsidiaries and agreements necessary to permit the Company and its Subsidiaries to install, maintain, operate and use utility and rail road company poles, in each case, in which the Company or its Subsidiaries spent in excess of $250,000 during the calendar year 2020;

(xx)          any Contract for the use of any microwave or satellite transmission facilities or program transport agreements in which the Company or its Subsidiaries spent in excess of $100,000 during the calendar year 2020;

(xxi)          any Contract with multiple dwelling units or commercial establishments under which the Company or its Subsidiaries generated revenues in excess of $100,000 during the calendar year 2020;

(xxii)          any (A) fiber or fiber-swap agreement, (B) circuit agreement, (C) traffic exchange agreement, (D) interconnection agreement, (E) carrier billing agreement, (F) agreement for the provision of interactive voice response (IVR) services or (G) indefeasible right of use (IRU) agreements, in each case, under which the Company or its Subsidiaries generated revenue or spent, as applicable, in excess of $250,000 during the calendar year 2020; or

(xxiii)          any commitment or agreement to enter into any of the foregoing.

(b)          Each agreement, contract, plan, Lease, arrangement or commitment disclosed or required to be disclosed pursuant to Section 3.11(a) or that would have been required to be disclosed if entered into prior to the date hereof (each, a “Material Contract”) is a valid and binding agreement of the Company or the applicable Subsidiary of the Company, as the case may be, and is in full force and effect (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to general principles of equity) and none of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.  The Company has made available a complete and correct copy of each Material Contract as of the date hereof.

(c)          (i) To the Knowledge of the Company, there are no material pending audits with respect to any utility attachment or conduit usage under any pole attachment agreement or any unresolved material disputes with respect to any such audit, and the Company and its Subsidiaries have not received any written notice of any such planned audit, and (ii) the Company and its Subsidiaries have paid all pole attachment fees (including any penalties, charges or other fees charged pursuant to any pole attachment agreement) relating to the Systems when due and payable, except where the failure to make such payment would not reasonably be expected to be, individually or in the aggregate, material to the operation of such System.

SECTION 3.12.          Compliance with Laws; Permits.

(a)          The Company and each of its Subsidiaries is, and since January 1, 2018 has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.  None of the Systems are operating under any current waiver of any Applicable Laws in any material respect.

(b)          The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities and all Franchises necessary for the operation of the business of the Company and its Subsidiaries (collectively, “Permits”), except where the absence of any such Permit would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Section 3.12(b) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of all Franchises and other material Permits.  The Company has provided to Parent correct and complete copies of such Franchises and material Permits.  All Franchises and other material Permits of the Company and its Subsidiaries are in full force and effect, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  There are no actions or proceedings pending or, to the Knowledge of the Company, threatened which would reasonably be expected to result in the suspension, revocation or termination of any such Franchise or Permit, except for any such suspension, revocation or termination that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)          Section 3.12(c) of the Company Disclosure Schedule sets forth as of the date hereof any areas in which the Company or its Subsidiaries maintain material operations or facilities within the public right-of-way or otherwise validly operate a System without a valid, non-expired written Franchise.

(d)          Since January 1, 2018, the Company and its Subsidiaries have timely filed with the U.S.  Copyright Office all required statements of account with respect to their business in accordance with the Copyright Act of 1976 required to have been filed, and have paid all royalty fees required in relation thereto, in each case, in all material respects.

(e)          Since April 1, 2017, the Company and its Subsidiaries have timely and validly made all material filings and payments, and given all material notices, required under the Communications Act and the rules and regulations of any state public utility commission, local franchise authority, the Franchises and other Permits and the Federal Universal Service Fund or any state equivalent thereto.

SECTION 3.13.          Litigation.  There is no action, suit, claim, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator, which if determined adversely to the Company or its Subsidiaries would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries is subject to any outstanding order, decree, judgment or ruling of any Governmental Authority (other than orders, decrees, judgments or rulings affecting the cable or telecommunications industry generally) that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis of any action, suit, claim, investigation or proceeding against or affecting the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.14.          Real and Personal Property.

(a)          As of the date hereof, the real property described in Section 3.14(a)(i) of the Company Disclosure Schedule constitutes all of the real property owned in fee simple by the Company and its Subsidiaries (other than any of the Tower Interests or Access Rights) (the “Owned Real Property”).  Except as set forth in Section 3.14(a)(ii) of the Company Disclosure Schedule, the Company or one of its Subsidiaries (i) have good and valid indefeasible fee simple title to all of the Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) are in sole and exclusive possession of the Owned Real Property and there are no leases, licenses, occupancy agreements or any other similar arrangements pursuant to which any third party is granted the right to use and occupy the Owned Real Property, other than pursuant to Permitted Liens, (iii) have sufficient right of ingress and egress to the Owned Real Property in all material respects and enjoy peaceful and quiet possession thereof in all material respects and (iv) there are no outstanding options or rights of first offer or refusal to purchase the Owned Real Property.

(b)          As of the date hereof, the real property described in Section 3.14(b)(i) of the Company Disclosure Schedule constitutes all of the real property leased or subleased by the Company and its Subsidiaries as tenant or subtenant from any third party (other than any of the Tower Interests, Access Rights, any lease of property pursuant to a co-location and/or interconnection agreement, indefeasible right of use (IRU) agreement, license or occupancy agreement, easements, or servitudes) (such property, the “Leased Real Property”, and the leases, subleases, licenses and occupancy agreements with respect thereto, the “Leases”).  Except as set forth in Section 3.14(b)(ii) of the Company Disclosure Schedule, with respect to the Leased Real Property and the Leases:  (i) each Lease is valid and in full force and effect (except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole), subject to the Enforceability Exception, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has materially violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice (whether written or, to the Company’s Knowledge, oral) that it has materially breached, violated or defaulted under any Lease, (iii) the possession and quiet enjoyment of the real property demised by the Leases by the Company or applicable Subsidiary party to such Lease has not been materially disturbed and there are no material disputes with respect to such Lease, (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease, other than Permitted Liens and (v) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any third party the right to use or occupy any Leased Real Property.

(c)          As of the date hereof and with respect to all material easements, access rights, rights of way, railroad crossing agreements, any lease of property pursuant to a co-location and/or interconnection agreement, indefeasible right of use (IRU) agreement, license or occupancy agreement, fiber optic licenses and related access agreements, and other similar material real property rights necessary for the operation of the business of the Company and its Subsidiaries as it is presently conducted (other than the Tower Interests) (the “Access Rights” and the agreement granting such Access Rights, “Access Agreements”):  (i) each Access Agreement is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to the Enforceability Exceptions, (ii) there are no material disputes with respect to such Access Rights, (iii) there are no Liens on the Company’s or its Subsidiaries’ interests created by such Access Rights, other than Permitted Liens, and (iv) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any third party the right to use or occupy such Access Rights or any material portion thereof, in each case other than in the Ordinary Course.

(d)          All material Improvements have been maintained in accordance with prudent industry practices and applicable Laws in all material respects.  To the Knowledge of the Company, there are no condemnation or eminent domain proceedings pending or threatened with respect to the Company’s Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          As of the date hereof, the interests described in Section 3.14(e)(i) of the Company Disclosure Schedule constitute all of the Towers used in connection with the operation of the business of the Company and its Subsidiaries.  Except as set forth in Section 3.14(e)(ii) of the Company Disclosure Schedule, the Company or one of its Subsidiaries: (i) has good and valid title or enforceable leasehold interest or license in, or in the case of easements and IRUs, valid rights to use and/or occupy, in all of the Tower Interests, free and clear of all Liens other than

Permitted Liens, subject to the Enforceability Exception, (ii) is in sole and exclusive possession of the Towers, other than pursuant to Permitted Liens, (iii) has sufficient right of ingress and egress to the Towers in all material respects and enjoys peaceful and quiet possession thereof, (iv) there are no outstanding options or rights of first offer or refusal to purchase the Tower Interests owned by the Company or any of its Subsidiaries, and (v) the possession and quiet use and enjoyment of the Towers has not been disturbed in any material respect and there are no material disputes with respect to any Tower Interests.  To the Knowledge of the Company, all material Tower Interests owned by the Company or any Subsidiary and which are in operation have been maintained reasonably consistent with past practice in all material respects.  To the Knowledge of the Company, all Towers owned by the Company or any Subsidiary and currently in operation are in compliance with any applicable rules and regulations of the Federal Aviation Administration in all material respects.  To the Knowledge of the Company, each Tower owned by the Company or any Subsidiary and currently in operation was constructed and is operated and maintained in accordance with relevant engineering and industry standards, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  To the Knowledge of the Company, each Tower owned by the Company or any Subsidiary and currently in operation is structurally sound and in good working order to the extent necessary for its current use, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  During the period since January 1, 2018, and, to the Knowledge of the Company for the periods prior to its ownership, neither the Company nor any of its Subsidiaries has received any written notice alleging that any Tower owned by the Company or any Subsidiary failed any inspections, is in violation of any applicable Laws, or is structurally unsound, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)          The Company and its Subsidiaries have good title to, or valid leasehold interests in, all personal property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the Ordinary Course, free and clear of all Liens other than Permitted Liens.  All such property is in reasonably good working order and condition in all material respects (normal wear and tear excepted).

SECTION 3.15.          Intellectual Property.

(a)          Section 3.15(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights and pending applications for registration of copyrights and (iv) Domain Names, in each case that are owned by the Company or one of its Subsidiaries (the “Company Registered IP”) (indicating for each, as applicable, the owner(s), jurisdiction and, as applicable, the application or registration number and date of filing).  The Company or the applicable Subsidiary indicated on Section 3.15(a) of the Company Disclosure Schedule owns (or in the case of Domain Names, is the registrant of) all of the Company Registered IP free and clear of all Liens, except for Permitted Liens.

(b)          The Company or one of its Subsidiaries (i) is the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property that is owned by it or any of its Subsidiaries (collectively, the “Company-Owned IP”) and (ii) owns or has the right to use pursuant to a valid and enforceable written license agreement, all material Company Intellectual Property, in each case free and clear of all Liens other than Permitted Liens.  All of the Company-Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c)          The Company-Owned IP, together with all Intellectual Property that the Company and its Subsidiaries have rights to use pursuant to valid, enforceable written license agreements, will, as of the Closing, constitute all the Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(d)          Except as set forth in Section 3.15(d) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ businesses as conducted immediately prior to the Closing does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, (ii) there is no claim of infringement, misappropriation or other violation of any Person’s Intellectual Property pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries since January 1, 2018, and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company-Owned IP.  Since January 1, 2018, there has been no material claim of infringement, misappropriation or violation of any Company-Owned IP pending or, threatened, in writing, by the Company or any of its Subsidiaries against any third party.

(e)          Since January 1, 2018, the Company and the Company’s Subsidiaries have taken commercially reasonable measures to ensure the protection of all of the Company-Owned IP under any applicable Law in all material respects (including, with regard to the Company Registered IP, and in the Company’s reasonable business judgment, making and maintaining in full force and effect all necessary filings, registrations and issuances, including paying all fees related thereto).

(f)          The Company and the Company’s Subsidiaries have taken commercially reasonable measures to (i) protect the confidentiality of the material trade secrets, Customer Data, Personal Data or other non-public confidential information collected by the Company or any of its Subsidiaries and other material confidential information of the Company and its Subsidiaries and (ii) prevent the unauthorized use, disclosure, loss, processing, transmission or destruction of or access to any such information.

(g)          No current or former employee, consultant or contractor of the Company or any of its Subsidiaries has made any written claim of ownership or right, in whole or in part, to any material Company-Owned IP or has asserted in a legal proceeding against the Company or any of its Subsidiaries any such claim of ownership or right.  Each Person and any current or former employee who, either alone or with others, creates, develops, invents, or has created, developed or invented, any material Intellectual Property for the Company or any of its Subsidiaries has entered into a written agreement with the Company or one of its Subsidiaries that assigns such Intellectual Property to the Company or such Subsidiary.

(h)          Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, none of the Software owned by the Company or any of its Subsidiaries that is distributed to any third Person incorporates Open Source Code in a manner that requires, pursuant to the license for such Open Source Code, any public distribution of such Software or creates an obligation for the Company or any of its Subsidiaries to grant to any Person any rights to such Software.

(i)          The Company and its Subsidiaries have taken reasonable measures to preserve and maintain the performance and security of the IT Systems, and the IT Systems are in good repair and operating condition.  The IT Systems have not, since January 1, 2018, suffered any material loss of data or breaches that have resulted in (i) the unauthorized disclosure or loss of any Customer Data, including Personal Data, or (ii) a third party obtaining unauthorized access to any such Customer Data, including Personal Data.  Each of the Company and its Subsidiaries has implemented commercially reasonable backup, security and disaster recovery procedures for protection of its Customer Data and other Personal Data or non-public information it has collected.

(j)          The business of the Company and its Subsidiaries has, at all times since January 1, 2018, been operated and conducted in material compliance with all applicable contractual and legal requirements, and all applicable privacy policies, in each case pertaining to data protection, information privacy and security, and information collection and use.  Customer Data, including Personal Data, collected, stored and processed in the operation and conduct of the business of the Company and its Subsidiaries as currently conducted can be used by the Company and its Subsidiaries immediately after the Closing in the manner currently used by the business of the Company and its Subsidiaries in all material respects.  To the Knowledge of the Company, since January 1, 2018, no Person has made any illegal or unauthorized use of Customer Data, including Personal Data, in any material respect.  Since January 1, 2018, neither the Company nor any of its Subsidiaries has been legally required under Applicable Law to provide any notices to data owners in connection with a disclosure of Customer Data, including Personal Data, nor has any of them provided any such notice.  There are no material claims pending or, to the Knowledge of the Company and since January 1, 2018, threatened against the Company or any of its Subsidiaries alleging a violation by the Company or one of its Subsidiaries of any Person’s Customer Data or other Personal Data, privacy or data rights.

SECTION 3.16.          Taxes.

(a)          All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)          The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable.

(c)          There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(d)          No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been fully paid or adequately reserved for in accordance with GAAP.

(e)          During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)          Neither the Company nor any of its Subsidiaries has participated in a listed transaction within the meaning of Section 6011 and the Treasury Regulations promulgated thereunder.

(g)          There are no Liens for material Taxes on any asset of the Company or any of its Subsidiaries, other than Permitted Liens.

(h)          No material claim has been made by any Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)          Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S.  Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S.  Tax law).

(j)          Neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or foreign law) or any Tax sharing agreement or Tax indemnity obligation (other than pursuant to any agreement the principal purpose of which is not the indemnification of Taxes).

(k)          Neither the Company nor any of its Subsidiaries has any material liability in respect of any abandoned property, escheat or similar Applicable Laws.

(l)          No waiver of any statute of limitations in respect of a U.S. federal income Tax Return or any extension of time with respect to a material U.S. federal income Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries.

(m)          For U.S. federal and state and local income tax purposes, the Company is treated as a partnership and each of Hargray Intermediate Holdings LLC and HCP Acquisition, LLC is treated as a disregarded entity.  No entity classification election with respect to the Company has ever been filed with the IRS.

(n)          As of the Closing Date, Net Working Capital accurately takes into account all Tax-related amounts required to be taken into account.

(o)          The NOLs for U.S. federal income Tax purposes and state and local Tax purposes are correctly reflected on the most recent Tax Returns filed for such Tax purposes.  Prior to the Merger, the NOLs for U.S. federal income Tax purpose are not subject to limitations pursuant to Section 382 of the Code.

(p)          Neither the Company nor any of its Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act.  Section 3.16(p) of the Company Disclosure Schedule sets forth a correct and complete list of elections that have been made (or are pending) and actions that have been taken (or are pending) by the Company or any of its Subsidiaries pursuant to Sections 2301-2308 of the Coronavirus Aid, Relief, and Economic Security Act, the Executive Order, executed on August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or Sections 7001-7005 of the Families First Act.

SECTION 3.17.          Employee Benefit Plans.

(a)          Section 3.17 of the Company Disclosure Schedules contains a correct and complete list identifying each Employee Plan.  For each Employee Plan, the Company has made available to Parent a copy of such plan and all amendments thereto and, as applicable, (i) any related trust or funding agreements or insurance policies, (ii) the most recent favorable determination or opinion letter from the IRS, (iii) the annual return/report (Form 5500) for the most recently completed plan year and any schedules attached thereto, (iv) the most recent summary plan description or summary of benefits and coverage, and any amendments or modifications thereof, (v) the most recently prepared actuarial reports and financial statements, (vi) nondiscrimination and top-heavy testing results under Applicable Law for the most recently completed plan year and (vii) any material, non-routine correspondence or communications to or from any Governmental Authority with respect to each Employee Plan during the past three (3) years, including any such communications relating to audits or inquiries by any Governmental Authority.  True and complete copies of all employee handbooks have been made available to Parent.

(b)          Neither the Company nor any of its Subsidiaries (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, or has any liability with respect to, (i) any Employee Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 4063 of ERISA (including the NTCA Plan) or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c)          Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the IRS, and, to the Company’s Knowledge, no circumstances presently exist that would reasonably be expected to (i) result in any such letter being revoked or not being issued or (ii) adversely affect the qualified status of such Employee Plan.

(d)          Each Employee Plan has been established, administered, funded, and maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, and the Company’s provision of compensation and benefits, as applicable, to any current or former employee, individual independent contractor or director under each applicable Employee Plan is and at all times has been in compliance with all Applicable Laws, in each case except for any noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e)          There is no, and since January 1, 2018 there has not been, any action, suit, proceeding, audit or claim (other than routine claims for benefits) pending against, or to the Company’s Knowledge, threatened against or arising under or in connection with, any Employee Plan before any Governmental Authority, which if determined adversely to the Company or its Subsidiaries would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  With respect to each Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or, to the Knowledge of the Company, breach of any fiduciary duty described in Section 404 of ERISA, that would reasonably be expected to result in any material liability for the Company and its Subsidiaries, taken as a whole, under ERISA or the Code.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company has not incurred any material liability for any excise, income or other Taxes or penalties with respect to any Employee Plan or otherwise with respect to the compensation or benefits provided under any applicable Employee Plan to any current or former employee or individual independent contractor of the Company and, to the Company’s Knowledge, no event has occurred and no circumstance exists or has existed that would reasonably be expected to give rise to any such material liability.

(f)          All material contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.

(g)          Other than as set forth on Section 3.17(g) of the Company Disclosure Schedules, no Employee Plan provides for any post-retirement health, medical or life insurance benefits to any current or former employees of the Company or its Subsidiaries (except as required to avoid excise tax under Section 4980B of the Code or as otherwise required by Applicable Law).  To the Knowledge of the Company, there is no written commitment or agreement that expressly prevents the termination or modification as to any employees or former employees of any Employee Plan listed in Section 3.17(g) of the Company Disclosure Schedules.

(h)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event), will cause any (i) payments to become due or payable to any employee of the Company or any of its Subsidiaries under any Employee Plan, (ii) acceleration, vesting or increase in compensation or benefits to any employee of the Company under any Employee Plan or (iii) the payment of any amount, under any Employee Plan that would not be deductible under Section 280G of the Code.

(i)          Neither the Company nor any of its Subsidiaries has any obligation to gross-up any current or former employee of the Company for any Tax incurred by such employee under Section 409A or 4999 of the Code.

(j)          Effective as of December 31, 2007, the Company and its Subsidiaries withdrew completely from the Retirement and Security Program for Employees of the National Telecommunications Cooperative Association and its Member Systems (the “NTCA Plan”).

SECTION 3.18.          Labor Matters.

(a)          Prior to the date hereof, the Company has provided to Parent a correct and complete list of each Company Employee, including such employee’s name, title, hire date, location, annual salary or base wage rate, most recent annual bonus received, current target incentive compensation, full-time or part-time status, exempt or non-exempt status, and active or leave status (and, if on leave, the nature of the leave and the expected return date), and visa or work authorization category and expiration date, if applicable.  Prior to the date hereof, the Company has provided to Parent a correct and complete list of each current individual consultant, independent contractor or other similar service provider retained by the Company or its Subsidiaries whose annual base compensation exceeds $50,000, including for each such individual the entity that retains such person, his or her base compensation rate and location.

(b)          The Company is, and at all times since January 1, 2018 has been, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, social benefits contributions, severance pay, the Workers’ Adjustment and Retraining Notification Act of 1988, as amended, fair labor standards and occupational health and safety, wrongful discharge, workers’ compensation, the collection and payment of withholding or social security taxes and any similar tax, and continuation coverage under group health plans.

(c)          Since January 1, 2018, no Company Employee has brought, or to the Company’s Knowledge, threatened to bring a claim for material unpaid compensation or employee benefits, including overtime amounts.

(d)          There is no, and since January 1, 2018 there has not been, any action, suit, proceeding or claim pending against, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority alleging the misclassification of any person as exempt rather than non-exempt.  Each individual that renders services to the Company who is classified by the Company as (i) an independent contractor or other non-employee status or (ii) an exempt or non-exempt employee is, in all material respects, properly so classified for purposes of (w) taxation and Tax reporting, (x) eligibility to participate in the Employee Plans, (y) Fair Labor Standards Act purposes, and (z) Applicable Law governing the payment of wages.

(e)          No Company Employees are currently providing, or have provided since January 1, 2018, services to the Company pursuant to an employee leasing agreement or third-party staffing arrangement, nor has the Company entered into any arrangement whereby services will be provided by such individuals following the date hereof.

(f)          Except as set forth in Section 3.18(f), (i) none of the Company or any of its Subsidiaries is party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other similar contract with a labor union or labor organization and (ii) no Company Employee is represented by any labor organization with respect to such employee’s employment with the Company or its Subsidiaries.

(g)          Since January 1, 2018, (i) there has been no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (ii) there has been no material unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority and (iii) to the Company’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee.

SECTION 3.19.          Environmental Matters.

(a)          The Company has not received any unresolved written notice, complaint or penalty, or become subject to any order involving outstanding liabilities or obligations, arising out of any Environmental Laws, and there no actions, suits, investigations or proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries pursuant or relating to any Environmental Laws, in each case which if determined adversely to the Company or its Subsidiaries would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)          The Company and each of its Subsidiaries have all Permits necessary for their operations to comply with all applicable Environmental Laws and are, and since January 1, 2018 have been, in compliance with the terms of such Permits, except where the absence of any such Permit or any such failure to comply would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)          The operations of the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, except where any such noncompliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)          there has been no Release of, or exposure of any Person to, any Hazardous Material that would reasonably be expected to form the basis of any suit or proceeding against or liability of the Company or any of its Subsidiaries relating to Environmental Laws;

(ii)          there are no underground storage tanks at any real property owned or leased by the Company or any of its Subsidiaries; and

(iii)          neither the Company nor any of its Subsidiaries has assumed, either contractually or by the operation of law, any liabilities or obligations of any other Person that would reasonably be expected to form the basis of any suit or proceeding against the Company or any of its Subsidiaries relating to any Environmental Laws.

SECTION 3.20.          Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 3.21.          Takeover Statutes.  No Takeover Statute is applicable to this Agreement or the transactions contemplated hereby.

SECTION 3.22.          Insurance.  Section 3.22 of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material insurance policy maintained by Company and its Subsidiaries (the “Insurance Policies”).  Correct and complete copies of all such Insurance Policies have been made available to Parent.  All Insurance Policies are in full force and effect in all material respects.  Neither the Company nor any of its Subsidiaries (i) is in material default with respect to its obligations under any Insurance Policy or (ii) has received any material refusal of coverage, any notice of cancellation or termination or any other written notice that any Insurance Policy is no longer in full force or effect in any material respect or will not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder in any material respect.  There are no material claims by Company or its Subsidiaries pending under any Insurance Policies as to which coverage has been denied by the underwriters thereof.  The Insurance Policies maintained by the Company and its Subsidiaries are sufficient for compliance in all material respects under all Permits and Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound.

SECTION 3.23.          Top Customers / Suppliers.

(a)          Section 3.23(a) of the Company Disclosure Schedule sets forth the top ten customers of the Company and its Subsidiaries (based on the dollar amount of revenues attributable such customers) for the twelve-month period ending December 31, 2020 (the “Material Customers”).  Since December 31, 2020 through the date hereof, no Material Customer has provided written notice to the Company or its Subsidiaries (or, to the Knowledge of the Company, otherwise notified the Company or its Subsidiaries) that it has terminated, or intends to terminate, its relationship with the Company or its Subsidiaries.

(b)          Section 3.23(b) of the Company Disclosure Schedule sets forth the top ten suppliers and vendors of the Company and its Subsidiaries (based on the dollar amount of purchases made by Company and its Subsidiaries) for the twelve-month period ending December 31, 2020 (the “Material Suppliers”).  Since December 31, 2020 through the date hereof, no Material Supplier has provided written notice to Company or its Subsidiaries (or, to the

Knowledge of the Company, otherwise notified the Company or its Subsidiaries) that it has terminated, or intends to terminate, its relationship with the Company or its Subsidiaries.

(c)          As of the date of this Agreement, there is no material dispute with any Material Customer or Material Supplier or any material breach of any Contract with a Material Customer or Material Supplier by the Company or its Subsidiaries or, to the Knowledge of the Company, by such Material Customer or Material Supplier.

SECTION 3.24.          Accounts Receivable.  All of the accounts receivable included in Net Working Capital arose out of bona fide transactions occurring in the Ordinary Course.  No such account receivable arose from a sale made to a customer of the business of the Company and its Subsidiaries involving any illegal activity.

SECTION 3.25.          Retransmission Consent and Must-Carry.  Section 3.25 of the Company Disclosure Schedule sets forth, as of the date hereof, a correct and complete list each of the local television stations within the Systems’ television markets for the communities and counties served by the Systems (as defined by FCC regulation), and whether each, for the current election period, has elected “must-carry” or retransmission consent status with respect to the relevant System(s) pursuant to the Communications Act.  Each such television station carried by the Systems (not limited to television stations located within the Systems’ local television markets) as of the date hereof is carried in all material respects pursuant to a valid retransmission consent agreement, “must-carry” election or other programming agreement between the Company or one of its Subsidiaries, as applicable, and each broadcaster.  Other than with respect to routine blackout requests submitted pursuant to FCC regulations, no material written notices or demands have been received from the FCC, from any television station or from any other Person or Governmental Authority (i) challenging the right of any System to carry any television broadcast station or deliver the same or (ii) claiming that any System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act (x) since January 1, 2018 or (y) which the Person making such notice or demand has not acknowledged in writing to have been resolved.

SECTION 3.26.          System Information.

(a)          Section 3.26(a) of the Company Disclosure Schedule sets forth, in all material respects, as of the dates set forth in the Company Disclosure Schedule, the following aggregate information with respect to the Systems: (i) the total approximate number of Subscribers; (ii) the approximate number of Homes Passed (in aggregate for all spectrums, and in aggregate with respect to each spectrum specifically identified on such schedule); and (iii) to the Knowledge of the Company, the approximate fully completed and operational plant miles (in aggregate for all spectrums, and in aggregate with respect to each spectrum specifically identified on such schedule).  To the Knowledge of the Company, Section 3.26(a) of the Company Disclosure Schedule sets forth, in all material respects, as of the dates set forth in the Company Disclosure Schedule, the following approximate information with respect to the Systems, on a System-by-System basis: (i) coax miles of the System, (ii) fiber miles of the System and (iii)  the MHZ capacity of the System.

(b)          The Company and its Subsidiaries do not manage or operate any Systems which they do not, directly or indirectly, wholly own or lease, and the Company and its Subsidiaries do not own any Systems which are in operation and which they do not, directly or indirectly, manage and operate.

(c)          The Systems comply in all material respects with all procedures applicable to emergency alert systems, including with respect to mandated emergency alert system equipment, and the Systems’ emergency alert system equipment operate in all material respects in compliance with all Applicable Laws.

SECTION 3.27.          Franchise Renewal Rights.  The Company and its Subsidiaries either (a) have, in all material respects, timely filed valid requests for renewal under Section 626 of the Communications Act with the proper Governmental Authority, or (b) have received a replacement statewide Franchise covering the applicable System(s), in each case with respect to all Franchises that expired on or after January 1, 2018, and which the Company or one of its Subsidiaries continued to operate after such date.  Since January 1, 2018, neither the Company nor any of its Subsidiaries has received notice from any Person that any Franchise will not be renewed, extended or replaced or that the applicable Governmental Authority has challenged or raised any objection to a request for renewal, extension or replacement under Section 626 of the Communications Act by the Company or any of its Subsidiaries in any material respect.  Since January 1, 2018, the Company and its Subsidiaries have complied in all material respects with any and all inquiries and demands by any and all Governmental Authorities made with respect to all such requests for renewal, extension or replacement.

SECTION 3.28.          Affiliate Transactions.  No officer, director, manager, Equityholder or Affiliate of the Company (other than a Subsidiary of the Company) or, to the Knowledge of the Company, any individual in such officer’s, director’s or manager’s immediate family is a party to any Contract with the Company or any of its Subsidiaries (other than (a) arising under or in connection with (i) employment related Contracts, Employee Plans and confidentiality Contracts or other Contracts incident to such Person’s employment with the Company or any of its Subsidiaries or (ii) Contracts related to the issuance to such Person of Company Membership Interests and (b) the LLC Agreement) or has any ownership of any material property used by the Company or any of its Subsidiaries.

SECTION 3.29.          No Other Representations and Warranties.  Except as provided in this Article 3, none of the Equityholders, the Company or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any express or implied representation or warranty of any nature whatsoever to Parent, Merger Sub or any of their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub.  Without limiting the generality of the foregoing, none of the Equityholders, the Company or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent, Merger Sub or their respective Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent, Merger Sub or their respective Affiliates (or their respective counsel, accountants or advisors) with respect to the Company and its Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except, in each case as expressly set forth in this Article 3.

ARTICLE 4
Representations and Warranties of Parent

Parent represents and warrants to the Company as of the date hereof and as of the Closing Date that:

SECTION 4.01.          Existence and Power.  Each of Parent and Merger Sub is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate (or comparable) powers required to carry on its business as now conducted.  Each of Parent and Merger Sub is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected, individually or in the aggregate, to materially impair or delay Parent or Merger Sub’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.  Since the date of its organization, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement except as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Parent or Merger Sub’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

SECTION 4.02.          Authorization.

(a)          The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within Parent and Merger Sub’s powers and have been duly authorized by all necessary action on the part of Parent and Merger Sub.

(b)          This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due, authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes a valid, binding and enforceable agreement of Parent and Merger Sub, subject, in the case of enforceability, to the Enforceability Exception.

(c)          Any shares of Parent Common Stock to be delivered pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and free and clear of all Liens.

SECTION 4.03.          Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub is qualified to do business,

(b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable rules and regulations of the FCC, (d) compliance with any applicable rules and regulations of the PSCs and compliance with any applicable rules and regulations of any state or local authority pursuant to a franchise agreement set forth on Section 3.04(e) of the Company Disclosure Schedule and (e) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair or delay Parent or Merger Sub’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

SECTION 4.04.          Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Governing Documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Parent or Merger Sub’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

SECTION 4.05.          Compliance with Laws.  Parent and Merger Sub are, and since January 1, 2018 have been, in compliance with, and to the Knowledge of Parent are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected, individually or in the aggregate, to materially impair or delay Parent or Merger Sub’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

SECTION 4.06.          Financing.  Parent has delivered to the Company true, complete and fully executed copies of (i) the Debt Commitment Letter and (ii) the Debt Fee Letter, with only the fee amounts, “market flex” or “securities demand” provisions related thereto, pricing terms, pricing caps and other commercially sensitive terms set forth in the Debt Fee Letter redacted in a customary manner; provided that Parent represents and warrants that such redacted provisions in the Debt Fee Letter do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions).   As of the date of this Agreement, each of the Debt Financing Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person, under any of the Debt Financing Letters.  All fees (if any) required to be paid under the Debt Financing Letters on or prior to the date hereof have been paid in full.  There are no conditions precedent directly or indirectly related to the funding of the full amount of the committed debt financing under the Debt Commitment Letter other than as expressly set forth in the Debt Financing Letters.  As of the date of this Agreement, other than the Debt Financing Letters, there are no other contracts, arrangements or understandings (written or oral) entered into by Parent or any Affiliate thereof (directly or indirectly) related to the funding of the Debt Financing that impact the conditionality of the Debt Financing.  Parent has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds that, taken together with the proceeds of any Anticipated Financing, will enable it to consummate the Merger pursuant to the terms of this Agreement, including to (i) pay the amounts payable by Parent pursuant to Article 2 and (ii) pay all related fees and expenses of Parent, Merger Sub and their respective Representatives pursuant to this Agreement.  Notwithstanding the foregoing, Parent affirms that it is not a condition to the Closing that Parent or Merger Sub obtains financing for or related to any of the transactions contemplated hereby.

SECTION 4.07.          Finders’ Fees.  Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or the Equityholders upon consummation of the transactions contemplated by this Agreement.

ARTICLE 5
Covenants of the Company

SECTION 5.01.          Conduct of the Company.  From the date of this Agreement until the Closing Date, except (a) as otherwise expressly contemplated by this Agreement, (b) required by any Applicable Law or as required by any Governmental Authority, (c) as set forth in Section 5.01 of the Company Disclosure Schedule or (d) with the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries: (x) shall conduct their businesses in the Ordinary Course in all material respects and shall use their commercially reasonable efforts to (A) preserve their business organization intact in all material respects, (B) keep available the services of their key employees (other than any key employees whose employment ceases in the Ordinary Course) , (C) preserve their present relationships with Governmental Authorities and other Persons having significant business relationships with the Company and its Subsidiaries (other than any changes in such relationships in the Ordinary Course) and (D) comply with and maintain their Franchises and other material Permits which are necessary for the operation of their business (provided that (i) no action (or inaction) with respect to any of the matters expressly permitted by an exception to a subclause of Section 5.01(y) will be deemed a breach of Section 5.01(x) and (ii) any failure to take any action prohibited by any subclause of this Section 5.01(y) will not be a breach of this Section 5.01(x)); provided further that the Company and its Subsidiaries may, unless prohibited by a subclause of Section 5.01(y), take commercially reasonable actions in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures subject to prior consultation with Parent) and (y) without limiting the generality of the foregoing, the Company and its Subsidiaries shall not (except, in each case, as expressly contemplated by an exception to any other subclause):

(a)          amend (whether by merger, consolidation or otherwise) its Governing Documents;

(b)          (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company, (ii) redeem, purchase or otherwise acquire any Company Securities or any Company Subsidiary Securities (other than in connection with the exercise of any “put” or “call” right in accordance with the existing terms of the Management Incentive Plan or any applicable Award Agreement) or (iii) amend any term of any Company Security or any Company Subsidiary Security;

(c)           (i) declare, authorize, set aside for payment or pay any divided on, or make any other distribution in respect of, any Company Security or any Company Subsidiary Security, other than any dividends or distributions (A) by any Company Subsidiary to the Company or any other wholly-owned Subsidiary of the Company or (B) dividends or distributions in cash (other than the proceeds of the Hilton Head Sale-Leaseback), (ii) declare or authorize any dividend or other distribution (including in cash) if the record date therefor is prior to the Closing and the payment date therefor is after the Closing or (iii) adjust, split, combine, subdivide or reclassify any Company Security or any Company Subsidiary Security;

(d)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (i) the capital stock or other voting securities of, or ownership interests in, any other Person or (ii) any material amount of assets or properties (including any business or division of any other Person);

(e)          sell, lease, license or otherwise transfer, or subject to any Lien (other than a Permitted Lien), any of its material assets (including, for the avoidance of doubt, Company Intellectual Property and the Domain Names contained therein), properties, interests or businesses, other than (i) sales of inventory in the Ordinary Course and (ii) non-exclusive licenses in the Ordinary Course;

(f)          abandon or allow to lapse, or fail to maintain in full force and effect, any material Company Registered IP (including, for the avoidance of doubt, the Domain Names contained therein), or fail to take or maintain reasonable measures to protect the confidentiality or value of any material trade secrets included in the Company Intellectual Property;

(g)          make any loans, advances or capital contributions to, or investments in, any other Person, other than extensions of trade credit in the Ordinary Course;

(h)          other than as required by the terms of any Employee Plan in effect as of the date hereof or Applicable Law, (i) establish, adopt or materially amend any Employee Plan or any collective bargaining agreement, other than any offer letters entered into with new or prospective hires below the level of Vice President in the Ordinary Course (provided that such offer letters do not provide for any severance, retention, change in control or similar payments or bonuses), (2) increase the compensation of any Company Employee other than (x) annual merit increases in compensation for any Company Employees in the Ordinary Course and (y) increases in base salary and target bonus opportunities in connection with the promotion of Company Employees below the level of Vice President in the Ordinary Course or (3) hire new employees at or above the level of Vice President;

(i)          materially change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP;

(j)          (i) make any material changes in cash management practices or policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, write-offs, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses and deferral of revenue, in each case except as required by GAAP, or (ii) make any changes in their policies, practices or procedures with respect to the acceptance or return of customer deposits;

(k)          (i) make any material Tax election or any change or revocation thereof outside the Ordinary Course (other than the making of an election pursuant to Section 754 of the Code), (ii) file any amended material Tax Return, (iii) change any material Tax accounting method, (iv) surrender any right to claim a material refund of Taxes, (v) prepare or file any Tax Return in a manner materially inconsistent with past practice, (vi) fail to timely file with a Taxing Authority any Tax Return required to be filed by Applicable Law (taking into account applicable extensions), (vii) fail to timely pay any Tax that becomes due and payable or (viii) make any election to defer any payroll Taxes of the Company or any of its Subsidiaries pursuant to any legislation adopted after the date of this Agreement and prior to the Closing;

(l)          other than in the Ordinary Course or to reflect changes in rates in cable programming agreements or retransmission consent agreements of the Company and its Subsidiaries, (i) change subscriber rates for any tier of service or charges for remote or installations, or implement any re-tiering or repackaging of cable television programming, internet services or voice services offered by any of the Systems, (ii) change billing, collection, installation, disconnect, marketing or promotional practices of the Systems or (iii) make any channel lineup change or add or drop any programming;

(m)          settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, other than settlements that (i) do not provide for or impose injunctive relief or any continuing non-monetary obligations on the Company and its Subsidiaries and (ii) do not involve payments by the Company and its Subsidiaries that exceed or would be reasonably expected to exceed $200,000;

(n)          incur, assume or guarantee any Indebtedness, except (i) pursuant to arrangements solely among the Company and any wholly-owned Subsidiaries of the Company and (ii) borrowings or issuances of letters of credit under the existing revolving credit facility of the Company, as in effect on the date hereof;

(o)          make any loan to or enter into any other material transaction with any of its directors, managers, officers, Equityholders or other Affiliates (other than transactions solely among the Company and any wholly-owned Subsidiaries of the Company);

(p)           (i) other than (x) expirations of Material Contracts in accordance with their terms, (y) renewals of Material Contracts on materially the same terms and (z) amendments of Material Contracts in the Ordinary Course in a manner that is not materially adverse to the Company and its Subsidiaries, amend, terminate, renew or cancel any Material Contract (or any agreement that if it had been in effect as of the date hereof would have been a Material Contract) or (ii) enter into any Contract that would have been required to be listed in any of the clauses (x), (xi), (xii) (but only if such Contract would require the Company or its Subsidiaries to make payments in excess of $5,000 per month during the calendar year 2021), (xiv) and (xv) of Section 3.11(a) of the Company Disclosure Schedule had it been in effect as of the date hereof;

(q)          adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization or other reorganization; or

(r)          agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, the Company and each of its Subsidiaries shall be entitled to repay any Indebtedness of the Company or any Subsidiary of the Company.

During the period from the date hereof until the Closing, the Company shall use reasonable best efforts to, and the Company shall cause each of its Subsidiaries to use reasonable best efforts to, (i) make capital expenditures in accordance with Section 5.01(s) of the Company Disclosure Schedule and (ii) take the actions identified in Section 5.01(t) of the Company Disclosure Schedule.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time.

SECTION 5.02.          Access.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives during Working Hours reasonable access to the offices, and properties, and to copies of books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such reasonably available financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees to cooperate with Parent in its investigation of the business of Company and its Subsidiaries.  Any investigation pursuant to this shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  Notwithstanding the foregoing, neither the Company nor any of its Affiliates (including its Subsidiaries) shall be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertakings (provided that if any such access or disclosure is not provided in reliance on this provision, the Company shall provide Parent with notice thereof and the Company and its Affiliates shall use commercially reasonable efforts to provide such access or information in a manner which would not jeopardize such privilege or contravene any such Applicable Law or confidentiality undertakings) or, in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any employee of the Company or any of its

Subsidiaries.  All information provided or made available to Parent, its Affiliates or any of their respective Representatives pursuant to this Agreement or in connection with the transactions contemplated thereby, whether provided prior to or after the date hereof, shall remain subject to the Confidentiality Agreement, which shall remain in effect in accordance with its terms, and, for the avoidance of doubt, such information, and all information provided pursuant to this Section 5.02 shall be treated as “Confidential Information”  pursuant to the terms of the Confidentiality Agreement.  Notwithstanding the foregoing, Parent and its Representatives shall not have access to (A) any properties for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, or (B) any personnel records relating to individual performance or evaluations, medical histories or other personnel information that in Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or its Affiliates to risk of liability.  No investigation by Parent or its Representatives or other information received by Parent or its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

SECTION 5.03.          Payoff Letter; SunTrust Swap Termination Letter; Invoices.

(a)          Unless the Existing Credit Agreement Amendment Option has been exercised pursuant to Section 5.03(d), the Company shall use commercially reasonable efforts to (i) deliver to Parent at or prior to the Closing an executed payoff letter in customary form reasonably satisfactory to Parent (the “Payoff Letter”) in respect of the Existing Credit Agreement (the “Payoff Debt”), which Payoff Letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any obligations under the Existing Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and (y) state that upon receipt of the Payoff Amount, the Existing Credit Agreement and related instruments evidencing the Existing Credit Agreement shall be terminated (except for provisions in the Existing Credit Agreement that, by their terms, survive such termination) and (ii) make arrangements for the holders of such Indebtedness (or the administrative agent or similar agent under the Existing Credit Agreement) to deliver to Parent at or as soon as practicable after the Closing all possessory collateral then in its possession and all Lien release documents and filings with respect to all Liens in or upon the assets or properties of the Company and its Subsidiaries securing such Payoff Debt; provided that this Section 5.03(a) shall not require the Company or any of its Subsidiaries to cause such repayment, release and termination unless the Closing shall occur substantially concurrently therewith.

(b)          The Company shall use commercially reasonable efforts to deliver to Parent at or prior to the Closing an executed letter in customary form reasonably satisfactory to Parent (the “SunTrust Swap Termination Letter”) in respect of the interest rate swap with a notional amount of $450,000,000 evidenced by the Confirmation of Swap Transaction dated July 29, 2019, between Hargray Communications Group, Inc. and SunTrust Bank (the “SunTrust Swap”), which SunTrust Swap Termination Letter shall (i) indicate the total amount required to be paid in connection with the termination of the SunTrust Swap as of the anticipated Closing Date (the “SunTrust Swap Termination Amount”) and (ii) state that upon receipt of the SunTrust Swap Termination Amount on the anticipated Closing Date, the SunTrust Swap shall be terminated, provided that this Section 5.03(a) shall not require the Company or any of its

Subsidiaries to cause such payment and termination unless the Closing shall occur substantially concurrently therewith.

(c)          The Company shall use its reasonable best efforts to obtain from each payee of Specified Transaction Expenses and deliver to Parent, at least three Business Days prior to the Closing, a written invoice for the full amount of the Specified Transaction Expenses owed to such payee (“Invoices”) that provides that, upon payment of such Invoice, all amounts due to such payee by the Company or any Company Subsidiary that are Specified Transaction Expenses shall be paid in full.

(d)          Notwithstanding anything to the contrary contained herein, at the option of Parent (the “Existing Credit Agreement Amendment Option”), upon written request delivered by Parent to the Company no later than 15 Business Days prior to the Closing Date, the Company shall use commercially reasonable efforts to seek, as soon as reasonably practicable and in any event prior to Closing, amendments and/or waivers to the Existing Credit Agreement reasonably requested by Parent in connection with the Merger (the “Existing Credit Agreement Amendments”, and the Existing Credit Agreement as modified by the Existing Credit Agreement Amendments, the “Amended Credit Agreement”), so that, among other things, after giving effect to the Merger and the other transactions contemplated hereby, no “Default” or “Event of Default” (each as defined in the Existing Credit Agreement, as modified by the Existing Credit Agreement Amendments) shall have occurred or be continuing under the Amended Credit Agreement.  Parent shall be responsible for any fees and documented out-of-pocket costs and expenses incurred or payable by the Company in connection with the Existing Credit Agreement Amendments (including if the Existing Credit Agreement Amendments are never executed), including any commitment or other fees paid and all documented out-of-pocket expenses of the Company incurred in connection therewith; provided that the Company shall not pay any such fees or incur any such costs or expenses without the prior written consent of Parent; provided further that if, following receipt of the prior written consent of Parent, the Company pays any such amounts with Cash that are not reimbursed by Parent prior to Closing, such amounts shall be added to the definition of “Cash” for purposes of calculating Closing Date Cash and in no event will any such unpaid amounts be considered “Transaction Expenses.”  From the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall (i) use reasonable best efforts to ensure that no “Default” or “Event of Default” (each as defined in the Existing Credit Agreement (or, as applicable, the Amended Credit Agreement)) shall occur or be continuing under the Existing Credit Agreement (or, as applicable, the Amended Credit Agreement) and (ii) promptly upon obtaining Knowledge thereof and without limiting the foregoing, notify Parent of the occurrence of any such “Default” or “Event of Default”.  Notwithstanding the foregoing, in no event shall the consummation of the Existing Credit Agreement Amendments be a condition to Closing.

SECTION 5.04.          Exclusivity.  The Company agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its Equityholders and Affiliates not to, directly or indirectly: (a) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal.

SECTION 5.05.          Termination of Affiliate Contracts and Intercompany Balances.  Except as set forth on Section 5.05 of the Company Disclosure Schedule, the Company shall cause each Contract between the Company or any of its Subsidiaries, on the one hand, and any Equityholder or any of its Affiliates, on the other hand, to be terminated as of the Closing.  Except as set forth on Section 5.05 of the Company Disclosure Schedule, with effect from the Closing, none of the Company or any of its Subsidiaries shall have any obligation or liability in respect of any such terminated Contract or any loans, notes, advances, receivables and payables between any Equityholder or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

SECTION 5.06.          Sale of Hilton Head Office.

(a)          The Company shall consult with Parent on material matters relating to the sale-leaseback of the real property known as Parcel Number R550 011 000 138B 0000 (the “Hilton Head Sale-Leaseback”), including the timing and structure, pursuant to the terms of that certain Purchase and Sale Agreement dated October 6, 2020 (the “Hilton Head PSA”).  Prior to the Closing, the Company shall provide Parent with all agreements to which the Company or its Subsidiaries is party to with respect to the Hilton Head Sale-Leaseback and any other documents in connection with the Hilton Head Sale-Leaseback, as amended by that certain First Amendment to Purchase and Sale Agreement dated February 5, 2021 (collectively, the “Hilton Head Sale-Leaseback Documents”), including current drafts thereof.  When drafts of the unexecuted Hilton Head Sale-Leaseback Documents are available, the Company (i) shall promptly deliver same to Parent for Parent’s review and comment, (ii) address in good faith all comments and suggestions made by Parent with respect to such drafts and (iii) shall not execute the Hilton Head Sale-Leaseback Documents, or otherwise consummate any of the transactions contemplated therein, unless the Hilton Head Sale-Leaseback Documents are in form reasonably acceptable to Parent.  The Company or its Subsidiaries shall not grant any consent under, or waive or amend any material terms of, the Hilton Head PSA without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)          All sale proceeds from the Hilton Head Sale-Leaseback (i.e., the final purchase price, subject to any closing adjustments and seller expenses, less the portion of the purchase price that is deposited into escrow for payment of all lease expenses) shall be retained by the Company and not distributed to the Equityholders.

SECTION 5.07.          Written Consents.  The Company shall use reasonable best efforts to cause each Equityholder that holds Company Class A Units (other than the Charity) to execute and deliver to Parent a Written Consent simultaneously with or as promptly as practicable following the execution and delivery of this Agreement.

SECTION 5.08.          Earn-Out Adjustment.  The Company shall use commercially reasonable efforts to amend the DFS APA prior to Closing to provide that, from and after the Closing, the earnout set forth in Section 2.8 therein shall be calculated based on the unaudited financial statements of Audit Subsidiary and that any requirement therein to produce audited financial statements of the Audit Subsidiary shall be replaced with a request to produce unaudited financial statements of the Audit Subsidiary, which amendment shall be reasonably acceptable to Parent; provided that in no event shall the Company be required to make any payment or amend any other portion of the DFS APA or any other Contract in connection with obtaining such amendment.

SECTION 5.09.          Financing Cooperation.

(a)          The Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries and its and their respective Representatives to use its and their commercially reasonable efforts to, provide all cooperation and assistance reasonably requested by Parent in connection with the Debt Financing and any replacement, amended, modified, supplemental or alternative financing (including one or more offerings of non-convertible debt securities, convertible debt securities and/or equity securities to be issued or incurred in lieu of or supplemental to any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions relating thereto) (all of the foregoing, together with the Debt Financing, the “Anticipated Financings”), including using commercially reasonable efforts to:

(i)          furnish Parent, promptly following Parent’s reasonable request, with such pertinent and customary information regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages or disclosure documents regarding the business and operations of the Company and its Subsidiaries) as is necessary or customary and as may be reasonably requested by Parent for the arrangement or marketing of any Anticipated Financing or for the preparation of any syndication, offering or other similar marketing materials and/or disclosure documents or rating agency or lender presentations (and otherwise assisting Parent in procuring customary corporate and facilities ratings), bank information memoranda (including a version that does not include material non-public information regarding the Company and its Subsidiaries) and similar documents relating to, or required in connection with, any Anticipated Financing, and including (A) within 45 days after the end of each fiscal quarter of the Audit Subsidiary ending after September 30, 2020 and prior to the End Date, the unaudited consolidated balance sheet of the Audit Subsidiary as of the end of each such fiscal quarter and the related unaudited consolidated statements of comprehensive income, changes in members’ capital and cash flows of the Audit Subsidiary for each such quarter and the elapsed portion of the fiscal year then-ending, in each case prepared in accordance with GAAP applied on a consistent basis and (B) information with respect to the Company and its Subsidiaries as may be reasonably necessary in order for Parent to prepare customary pro forma consolidated balance sheets and related pro forma consolidated statements of income;

(ii)          participate in a reasonable number of conference calls with the Financing Sources and prospective lenders, investors and purchasers of any Anticipated Financing and reasonably cooperate with the marketing and due diligence efforts of Parent and the Financing Sources, in each case in connection with any Anticipated Financing;

(iii)          in connection with any offering of securities, direct the Audit Subsidiary’s auditors to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by Parent with respect to financial information of the Audit Subsidiary included in any offering documents relating to any Anticipated Financing in which the consolidated financial statements of the Audit Subsidiary are included, and, if required, customary consents to the use of their audit reports on the consolidated historical financial statements of the Audit Subsidiary in any offering documents relating to any Anticipated Financing in which the consolidated historical financial statements of the Audit Subsidiary are included;

(iv)          assist in the preparation of, and execute and deliver, one or more credit agreements, pledge and security documents, other definitive financing documents and other customary certificates or documents (including the execution and delivery of customary authorization and representation letters with respect to the bank information memoranda) on terms that are reasonably requested by Parent in connection with any Anticipated Financing, and take organizational actions as may be reasonably requested by Parent in connection with any Anticipated Financing, in each case subject to the protective provisions in the proviso below;

(v)          (i) assist with the payoff, discharge and termination of the Payoff Debt, including by arranging for, and executing and delivering, customary prepayment notices, the Payoff Letter, lien terminations and instruments of discharge, and (ii) assist with the payoff and early termination of the SunTrust Swap, including by arranging for, and executing and delivering, customary termination notices and the SunTrust Swap Termination Letter, in each case in a customary form;

(vi)          no less than five Business Days prior to the Closing Date, furnish to Parent all documentation and information as is reasonably requested in writing by the Parent (on behalf of the Financing Sources) at least eight Business Days prior to the Closing Date about the Company and its Subsidiaries that the Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and applicable beneficial ownership regulations; and

(vii)          amend or supplement, or cause its Subsidiaries to amend or supplement, any information supplied by or on behalf of the Company or any of its Subsidiaries to Parent and the Financing Sources on a reasonably current basis to the extent such information, to the Knowledge of the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information, in light of the circumstances under which they were made, not materially misleading;

provided, however, that none of the Company or any of its Subsidiaries or their respective Representatives shall be required under this Section 5.09 to (a) pay any commitment or other fee, reimburse any expenses or incur any other liability in connection with any Anticipated Financing prior to the Effective Time unless promptly reimbursed or indemnified, as applicable, by Parent in accordance with Section 5.09(b), (b) take any action that would (1) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries or (2) cause material harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (c) enter into or approve any agreement or other documentation if such agreement or other documentation would be effective with respect to the Company or any of its Subsidiaries prior to the Closing (except the authorization and representation letters referred to in clause (iv) above and prepayment notices referred to in clause (v) above), (d) require the Company or any of its Subsidiaries, or any director or manager on any of their respective boards of directors or managers (or equivalent bodies), to approve or authorize any Anticipated Financing unless Parent shall have determined that such directors and managers (or members of equivalent bodies) are to remain as directors and managers (or members of equivalent bodies) of the Company or such Subsidiary on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (e) take any action that would conflict with or violate any provision of any of the Governing Documents of the Company or any of its Subsidiaries or any Applicable Law or Material Contract binding on the Company or any of its Subsidiaries (provided that in the event that the Company and/or its Subsidiaries do not provide information in reliance on the exclusion in this clause (e) related to confidentiality obligations, the Company and/or its Subsidiaries shall use commercially reasonable efforts to provide prompt notice to Parent that such information is being withheld), (f) take any action that would subject any director, manager, officer, employee or other Representative of the Company or any of its Subsidiaries to any actual or potential personal liability, (g) provide access to or disclose information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or which is restricted or prohibited under Applicable Law (provided that the Company and its Subsidiaries shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Applicable Law), (h) take any action in respect of any Anticipated Financing to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company or any of its Subsidiaries or (i) waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is party.

(b)          The Company hereby consents to the reasonable use of its logos in connection with any Anticipated Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its reputation or goodwill.  All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 5.09 shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company shall consider in good faith any request by Parent for the Company’s consent to use such information in a customary manner in connection with any Anticipated Financing, and shall not unreasonably withhold, condition or delay such consent.  Notwithstanding anything to the contrary set forth herein, the Company and its Subsidiaries shall be deemed to have complied with their obligations under this Section 5.09 for all purposes of this Agreement unless any Anticipated Financing has not been obtained primarily as a result of the Company’s or any of its Subsidiaries’ intentional and material breach of its obligations under this Section 5.09.  Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining any Anticipated Financing or on the performance of any party to any Debt Financing Letter.

(c)          Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable out-of-pocket and documented costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.09 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the cooperation contemplated by this Section 5.09 or the arrangement of any Anticipated Financing and any information used in connection therewith (other than (i) historical financial information furnished by or on behalf of the Company or its Subsidiaries in writing specifically for use in connection with any Anticipated Financing or (ii) to the extent such losses, damages, claims, costs or expenses result from the gross negligence or bad faith of the Company, its Subsidiaries or its or their respective Representatives, as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 5.10.          Termination or Renegotiation of Certain Contracts.  The Company agrees that after the date hereof until the Closing or the termination of this Agreement in accordance with its terms, it shall use commercially reasonable efforts to, at Parent’s direction, seek to obtain its release from and the termination of, or renegotiate the terms of, the Contracts set forth on Section 5.10 of the Company Disclosure Schedule;  provided that in no event shall the Company be required to make any payment in connection with any such release, termination or renegotiation.

SECTION 5.11.          Domain Name Transfers.  During the period from the date hereof until the Closing or the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts to, and the Company shall cause each of its Subsidiaries to, give full effect to, evidence and record the transfer of the Domain Names contained in the Company-Owned IP set forth on Section 5.11 of the Company Disclosure Schedule.  In furtherance, and not in limitation, of the foregoing, at or prior to the Closing, the Company shall take, or cause to be taken, the actions set forth on Section 5.11 of the Company Disclosure Schedule.

SECTION 5.12.          Retention Agreements.  The Company shall use commercially reasonable efforts to cause the Continuing Employees set forth on Section 5.12 of the Company Disclosure Schedule to enter into retention agreements with Parent, substantially in the form mutually agreed between Parent and the Company, (i) in the case of Continuing Employees identified with an asterisk on Section 5.12 of the Company Disclosure Schedule, within two Business Days of this Agreement and (ii) in the case of Continuing Employees not identified with an asterisk on Section 5.12 of the Company Disclosure Schedule, at or prior to the Closing Date, in each case, relating to services to be provided after the Closing (the “Retention Letters”).  For the avoidance of doubt, Parent shall offer and present each of the Continuing Employees set forth on Section 5.12 of the Company Disclosure Schedule with a Retention Letter.

ARTICLE 6
Covenants of Parent

SECTION 6.01.          Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 6.02.          Director and Officer Liability.

(a)          For six years after the Effective Time, Parent shall cause the Surviving Company to (i) indemnify and hold harmless the present and former officers, managers and directors of the Company and its Subsidiaries (each, an “Company Indemnitee”) against all claims, actions, suits or other proceedings in respect of acts or omissions in their capacities as Company Indemnitees occurring at or prior to the Closing, and (ii) advance expenses to Company Indemnitees in respect of any claims, actions, suits or other proceedings relating to any such acts or omissions, in each case to the fullest extent permitted by Applicable Law or provided under the Governing Documents of the Company or its Subsidiaries on the date hereof; provided that, in the case of clause (ii), the Company Indemnitee to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Company Indemnitee is not entitled to indemnification thereunder.

(b)          For six years after the Effective Time, Parent shall cause to be maintained in effect (i) provisions in the Surviving Company and its Subsidiaries’ Governing Documents (or in such documents of any successor to the business of the Surviving Company) regarding indemnification, exculpation from liability and advancement of expenses with respect to acts or omissions by the Company Indemnitees in their capacity as such at any time prior to the Effective Time that are at least as favorable to the beneficiaries as the corresponding provisions in existence on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnitee except to the extent that such modification is required by Applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any Company Indemnitee, on the other hand, as in effect as of the date hereof, a correct and complete copy of which has been made available to Parent, with respect to matters occurring at or prior to the Closing shall survive the Closing.

(c)          Prior to the Effective Time, Parent shall obtain and fully pay or cause to be obtained and fully paid the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company and its Subsidiaries’ existing directors’ and officers’ insurance policies and the Company and its Subsidiaries’ existing fiduciary liability insurance policies (collectively, “D&O Tail Policy”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Tail Policy with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing insurance coverage with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided that in no event shall Parent be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 250% of the last annual premium paid prior to the date hereof under the Company and its Subsidiaries’ existing insurance coverage; and provided, further, that if the aggregate premium amount for the D&O Tail Policy exceeds such amount, Parent shall be obligated to obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(d)          If Parent, the Surviving Company, any of the Surviving Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall take all actions necessary that the successors and assigns of Parent, the Surviving Company or any of its Subsidiaries, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 6.02.

(e)          The rights of each Company Indemnitee under this Section 6.02 shall be in addition to any rights such Person may have under the Governing Documents of the Company or any of its Subsidiaries, or any Applicable Law or under any agreement with any of the Company or its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Company Indemnitee.  The obligations of Parent under this Section 6.02 shall not be terminated or modified in such a manner as to materially and adversely affect any Company Indemnitee to whom this Section 6.02 applies without the written consent of such affected Company Indemnitee (it being expressly agreed that each Company Indemnitee shall be a third-party beneficiary of this Section 6.02).

SECTION 6.03.          Employee Matters.

(a)          During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall (or shall cause its Affiliates to) provide each Continuing Employee with an annual base salary or wage rate that is at least equal to the annual base salary or wage rate provided to such Continuing Employee as of immediately prior to the Closing Date.  During the period commencing on the Closing Date and ending on December 31, 2021, Parent shall (or shall cause its Affiliates to) provide each Continuing Employee with (i) to the extent applicable, sales commission incentive opportunities that are no less favorable than the sales commission incentive opportunities provided to such Continuing Employee as of immediately prior to the Closing Date and (ii) employee benefits (including paid time off and sick leave benefits) (but excluding equity or equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, severance or other termination benefits (which are separately covered by Section 6.03(b)), retiree medical benefits and other retiree health and welfare arrangements (which are separately covered by Section 6.03(c)) (the “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits (including paid time off and sick leave benefits) (other than the Excluded Benefits) provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Closing Date.

(b)          In the event of any Continuing Employee’s involuntary termination of employment by Parent or any of its Affiliates (including the Surviving Company) other than for cause during the period commencing on the Closing Date and ending on December 31, 2021, Parent shall (or shall cause one of its Affiliates to) provide such Continuing Employee with severance benefits at least equal to those, and subject to the terms and conditions, set forth on Section 6.03(b) of the Company Disclosure Schedule.

(c)          Until the first anniversary of the Closing Date, Parent shall (and shall cause its Affiliates including the Surviving Company, to) continue, honor and maintain the Employee Plans that provide for any retiree health, medical, welfare or life insurance benefits (collectively, the “Retiree H&W Plans”) for the benefit of any current or former employees of the Company and its Subsidiaries on the same terms as in effect as of immediately prior to the Closing (except that Parent may make immaterial changes to the administrative or similar terms of the Retiree H&W Plans; provided that such changes do not reduce or otherwise adversely effect (directly or indirectly) any benefits provided under the Retiree H&W Plans (including, without limitation, with respect to the form, amount or timing of any benefits contemplated thereunder).

(d)          Parent and the Company shall comply with the provisions set forth in Section 6.03(d) of the Company Disclosure Schedule.

(e)          Parent shall (and shall cause its Affiliates to) grant each Continuing Employee full credit for all prior service with the Company or any of its Subsidiaries (as well as service with any predecessor employer) for all purposes under each “employee benefit plan” (as defined in Section 3(3) of ERISA) or other benefit plan or arrangement sponsored or maintained by Parent or any of its Affiliates, solely for purposes of determining eligibility to participate, early retirement, vesting and (solely for purposes of paid time-off, severance and short-term disability) level of benefits, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any analogous Employee Plan; provided, however, that such credit shall not result in a duplication of benefits for the same period of service.

(f)          Effective as of the Closing, Parent shall recognize (or cause its Affiliates, including the Surviving Company, to recognize) all vacation and sick leave days of each Continuing Employee that are accrued but unused as of immediately prior to the Closing; provided, however, that, to the extent that any Continuing Employee’s accrued but unused vacation and sick leave days as of immediately prior to the Closing exceed the annual accrual cap under the applicable vacation and sick leave policies of Parent and its Affiliates in effect as of the Closing Date, then the Company shall, or shall cause its Subsidiaries to, pay to such Continuing Employee the amount of such excess vacation and sick leave days as of immediately prior to the Closing (and, for the avoidance of doubt, such vacation and sick leave days for which a payout is made hereunder will not be required to be recognized by Parent and its Affiliates following the Closing).  After the Closing, subject to Parent’s obligations pursuant to Section 6.03(a)(ii), all Continuing Employees who remain employed with Parent or its Affiliates shall continue to earn and accrue vacation and sick leave days in accordance with the applicable policies in place by Parent from time to time.

(g)          With respect to any health or welfare benefit plan maintained by Parent or any of its Affiliates (including the Surviving Company) in which any Continuing Employee is eligible to participate on or after the Closing Date, Parent shall (and shall cause its Affiliates, including the Surviving Company, to): (i) to waive, or cause to be waived, all limitations as to pre-existing conditions, exclusions, actively-at-work requirements, waiting periods and requirements to show evidence of good health with respect to participation and coverage requirements applicable to each Continuing Employee (and his or her eligible dependents), except to the extent that such exclusions or requirements were applicable to such Continuing Employee (including his or her eligible dependents) under any similar Employee Plan prior to the Closing; and (ii) use commercially reasonable efforts to provide each Continuing Employee with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during the plan year in which the Closing Date occurs for purposes of satisfying such year’s applicable deductible or out-of-pocket requirements, to the same extent such Continuing Employee (including his or her eligible dependents) was entitled, prior to the Closing Date, to recognition of such co-payments, deductibles and similar expenses under any Employee Plan.

(h)          No later than three (3) Business Days prior to the Closing, the Company and its Subsidiaries shall cause to be adopted resolutions terminating each Employee Plan providing for deferral of compensation pursuant to Section 401(k) of the Code or Roth 401(k) contributions (each, a “Company 401(k) Plan”) and fully vesting all account balances of participants and beneficiaries in such Company 401(k) Plans, in each case effective as of one day prior to, and contingent upon, the occurrence of the Closing, the substance of which resolutions shall be provided to Parent for its reasonable review and comment (which such comments shall be considered in good faith by the Company for incorporation into such documentation), and the Company shall provide Parent with copies of such adopted resolutions.  In connection with the termination of any Company 401(k) Plan, Parent shall permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from any applicable Company 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Affiliates.

(i)          Notwithstanding anything to the contrary herein, nothing in Section 6.03, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any Company Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan or any other benefit plan, program, agreement or arrangement or (iii) shall create any obligation on the part of the Company, Parent or any of their respective Affiliates to employ any Company Employee for any period following Closing.

SECTION 6.04.          Section 280G Matters.  To the extent that (a) any “disqualified individual” (as defined in Section 280G(c) of the Code) would be entitled to any payment or benefit in connection with the transactions contemplated by this Agreement and (b) such payment or benefit would constitute a “parachute payment” under Section 280G of the Code, the Company shall, prior to the Closing:

(a)          use its commercially reasonable efforts to obtain a binding written waiver (a “Section 280G Waiver”) by such disqualified individual of any such portion of such parachute payment as exceeds 2.99 times such disqualified individual’s “base amount” (within the meaning of Section 280G(b)(3) of the Code) to the extent such excess is not subsequently approved pursuant to a Equityholders vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code (such excess portion, the “Section 280G Amount”);

(b)          provide to the Equityholders such disclosure as is required under Section 280G(b)(5)(B)(ii) of the Code; and

(c)          hold a vote of the Equityholders in a manner that is intended to satisfy the requirements of Section 280G(b)(5)(B) of the Code.

No later than five (5) Business Days prior to the Closing, and prior to soliciting executed Section 280G Waivers and Equityholders approval as provided above, the Company shall provide drafts of the Equityholders approval materials (including Section 280G Waivers, disclosure and consent documentation) to Parent and Parent’s advisors for their reasonable review and comment (which such comments shall be considered in good faith by the Company and its advisors for incorporation into such documentation).  Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Equityholders of the Company was solicited as provided above with respect to each disqualified individual who executes a Section 280G Waiver and that either (x) the requisite Equityholder approval was obtained with respect to each disqualified individual who executes a Section 280G Waiver, or (y) the requisite Equityholder approval was not obtained and, as a consequence, the Section 280G Amounts shall not be paid to any disqualified individual who executes a Section 280G Waiver.

SECTION 6.05.          Parent Financing.  Parent and Merger Sub shall use their commercially reasonable efforts to obtain proceeds from one or more Anticipated Financings in an aggregate amount that, taken together with Parent’s cash, lines of credit or other sources of immediately available funds, will enable Parent to consummate the Merger pursuant to the terms of this Agreement.

ARTICLE 7
Covenants of Parent and the Company

SECTION 7.01.          Reasonable Best Efforts; Further Assurances.

(a)          Subject to the terms and conditions of this Agreement, the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by their respective Affiliates), all actions and to do, or cause to be done (including by their respective Affiliates), all things necessary, or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) cooperating with each other in determining whether any applications, notices, registrations, approvals, filings, consents, permits, authorizations, requests or other confirmations are necessary or desirable to be filed or made with any Governmental Authority or any third party in connection with the transactions contemplated by this Agreement as promptly as practicable, (ii) preparing and filing as promptly as practicable with any Governmental

Authority or other third party all documentation to effect all necessary and desirable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to consummate the transactions contemplated by this Agreement as promptly as practicable and (iii) obtaining and maintaining all applications, notices, filings, approvals, consents, registrations, permits, authorizations, requests and other confirmations from any Governmental Authority or other third party that are necessary to consummate the transactions contemplated by this Agreement as promptly as practicable.

(b)          In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use reasonable best efforts to file, individually or jointly, as appropriate, such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to consummate the transactions contemplated hereby, including (i) an appropriate filing of a notification and report form or forms, as applicable, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable but in any event within 10 Business Days of the date hereof which form, if mutually agreed by the parties, shall specifically request early termination of the waiting period prescribed in the HSR Act and (ii) any other filings, approvals and clearances or expiration of waiting periods required by a Governmental Authority or other third party, including the FCC, any applicable PSCs and any local franchising authorities (including any LFA Approvals), in order to consummate the transactions contemplated hereby, as promptly as practicable following the date hereof.  Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in connection with any filing with such Governmental Authority applicable to the transactions contemplated hereby and (ii) supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority.

(c)          Notwithstanding the foregoing, (i) nothing in this Agreement shall require Parent or any of its Subsidiaries to, and the “reasonable best efforts” standard shall not be construed to require Parent or any of its Subsidiaries to, and (ii) without the prior written consent of Parent (which may be withheld for any reason or no reason), the Company and its Subsidiaries shall not be permitted to, in either case, proffer, commit to or effect, by consent decree, settlement, stipulation, hold separate order, trust or otherwise, the sale, disposition, licensing or holding separate of, or any prohibition or limitation in any material respect of the ownership or operation of, (A) any business, assets or properties of Parent or any of its Subsidiaries or (B) any material business, assets or properties of the Company or any of its Subsidiaries.

(d)          Each party shall (i) promptly notify the other party of any written communication to that party from the FCC, PSCs or any other Governmental Authority with respect to this Agreement and the transactions contemplated hereby and, subject to Applicable Law, permit the other party to review in advance, any proposed written communication to any of the foregoing with respect to this Agreement and the transactions contemplated hereby; and (ii) furnish the other party with copies of all correspondence, filings, and communications between them and their respective Representatives or Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Subject to Applicable Law, neither party nor any of their respective Affiliates shall permit any of their officers or any of their other Representatives to participate in any substantive meeting or discussion with the FCC, PSCs or any other Governmental Authority with respect to this

Agreement and the transactions contemplated hereby without giving the other party the opportunity to attend and participate.

(e)          Parent and the Company shall jointly (i) control the strategy for obtaining any consents, approvals, clearances and waivers from any Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the transactions contemplated by this Agreement and of all other regulatory matters incidental thereto.

(f)          The Company and its Subsidiaries shall not agree, without Parent’s prior written consent, which shall not be unreasonably withheld, to any adverse change to the terms of any Permit or Contract as a condition to obtaining any LFA Approval.  If in connection with obtaining any such LFA Approval, a Governmental Authority or other third party seeks to impose any adverse condition or adverse change to any Permit or Contract to which such consent or approval relates that would be applicable to Parent, the Company or its Subsidiaries as a requirement for granting such consent or approval, the Company will promptly notify Parent of such fact and the Company and its Subsidiaries shall not agree to such condition or change unless Parent shall, in its reasonable discretion, consent to such condition or change in writing.  To the extent Parent has not consented to any such change, any such LFA Approval shall be deemed obtained and received for purposes of this Agreement (including Section 9.02(d)).

SECTION 7.02.          Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement without the consent of the other party; provided, however, that the foregoing shall not prohibit press releases and other statements to the extent consistent with information that has been previously announced or made public in accordance with the terms of this Agreement.

SECTION 7.03.          Notices of Certain Events.

(a)          Each of the Company and Parent shall promptly upon obtaining Knowledge thereof notify the other of:

(i)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification is permitted by such Governmental Authority);

(iii)          any actions, suits, claims or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(iv)          any breach of or inaccuracy in any representation, warranty, covenant or agreement of such party in this Agreement.

(b)          Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 7.03 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement would independently provide such right.

SECTION 7.04.          Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)          Parent waives and will not assert, and agrees to cause the Surviving Company and its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of the Equityholders or any former member, officer, employee or director of the Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, including any litigation or other dispute proceeding between or among Parent or its Affiliates, the Surviving Company or any of its Subsidiaries, and any Designated Person, by Davis Polk & Wardwell LLP, even though the interests of such Designated Person may be directly adverse to Parent or its Affiliates, the Surviving Company or any of its Subsidiaries.

(b)          It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between Davis Polk & Wardwell LLP and any Designated Person in connection with this Agreement or any other agreements or transactions contemplated thereby (the “Current Representation”) shall be retained solely by such Designated Person; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving the Current Representation or to communications with any Person other than Davis Polk & Wardwell LLP.  Accordingly, the Surviving Company and its Subsidiaries shall not have access to any attorney-client privileged communications between Davis Polk & Wardwell LLP and any Designated Person concerning the Current Representation, or to the files of Davis Polk & Wardwell LLP  relating to the Current Representation, from and after the Closing.  Without limiting the generality of the foregoing, upon and after the Closing, (i) the Equityholders and their Affiliates shall be the sole holders of the attorney-client privilege with respect to communications between Davis Polk & Wardwell LLP and any Designated Person concerning the Current Representation, and the Surviving Company and its Subsidiaries shall not be holders thereof and (ii) to the extent that files of Davis Polk & Wardwell LLP constitute property of a client, only the Equityholders and their Affiliates shall hold such property rights.

(c)          Parent agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries), that in the event of a dispute between any Equityholder or an Affiliate of any Equityholder, on the one hand, and the Surviving Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in connection with the Current Representations in which Davis Polk & Wardwell LLP jointly represented both (i) such Equityholder or Affiliate and (ii) the Company or any of its Subsidiaries, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Davis Polk & Wardwell LLP to such Equityholder or Affiliate of any information or documents developed or shared during the course of any such joint representation.

(d)          In the event that any third party shall seek to obtain from Parent or its Affiliates (including, after the Closing, the Surviving Company or any of its Subsidiaries) attorney-client communications involving Davis Polk & Wardwell LLP in connection with the Current Representation, then Parent shall, to the extent permitted by Applicable Law, use reasonable best efforts to notify the Equityholders’ Representative of such application sufficiently in advance of any hearing on the application to permit the applicable Equityholder to participate in any such proceedings.

(e)          Notwithstanding the foregoing, in the event that a dispute arises between Parent or any of its Affiliates (including, after the Closing, the Surviving Company or any of its Subsidiaries) and a Person who is neither (i) a party to this Agreement nor (ii) an Equityholder or any Affiliate of any Equityholder (such Person, a “Third Party”), then, after the Closing, no Equityholder nor any Affiliate of such Equityholder shall, without the prior written consent of Parent, waive the attorney-client privilege, or otherwise permit the disclosure of confidential information between any Designated Person and Davis Polk & Wardwell LLP to such Third Party or permit the use thereof by Davis Polk & Wardwell LLP in connection with its representation of any Third Party in such dispute.

SECTION 7.05.          Takeover Statutes.  If any Takeover Statute shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of Company, Parent and Merger Sub and their respective board of directors, board of managers or equivalent governing body shall grant such approvals and take such actions as shall be reasonably necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Merger or the other transactions contemplated by this Agreement.

SECTION 7.06.          Franchise Renewals.  The Company and its Subsidiaries shall use commercially reasonable efforts to obtain prior to Closing renewals, extensions or replacements of the Calhoun County, Alabama Franchise, Marine Corps Air Station Franchise and Marine Corps Recruit Depot Franchise with new terms of at least 36 months (the “Franchise Renewals”); provided that the Company and its Subsidiaries shall not agree to any material adverse condition or material adverse change to such Franchise unless Parent shall, in its reasonable discretion, consent to such condition or change in writing.    Notwithstanding the foregoing, in no event shall the receipt of any of the Franchise Renewals be a condition to

Closing.  Parent shall reasonably cooperate with the Company in obtaining the Franchise Renewals.  Within ten (10) Business Days after the date of this Agreement, the Company and Hargray CATV Company, Inc. shall file for a certificate of amended state franchise with the State of South Carolina to add the County of Hampton, South Carolina to Hargray CATV Company, Inc.’s South Carolina statewide cable franchise.  Within ten (10) Business Days after the date of this Agreement, the Company and Hargray of Alabama, Inc. shall timely file valid requests under Section 626 of the Communications Act with the Town of Margaret, Alabama and the Town of Riverside, Alabama.  In addition, the Company and its applicable Subsidiaries shall timely file valid requests under Section 626 of the Communications Act with the proper Governmental Authority with respect to all Franchises that will expire prior to June 30, 2022, except with respect to Franchises for which they receive a replacement statewide Franchise covering the applicable System(s).

ARTICLE 8
Tax Matters

SECTION 8.01.          Tax Returns.

(a)          In the case of any U.S. federal income Tax Return of Hargray Investment I Corp filed after the date of this Agreement and prior to Closing, the Company shall prior to Closing (i) use commercially reasonable efforts to deliver to Parent a draft of such Tax Return at least 10 days prior to the due date of such Tax Return taking into account any extensions (or, if earlier, 10 days prior to the anticipated filing date of any such Tax Return) and (ii) consider in good faith any comments made by Parent with respect to any such Tax Return.

(b)          Parent shall timely cause the Company’s current Tax Return preparer, Grant Thornton LLP, to prepare any Flow-Through Income Tax Return that is required to be filed after the Closing.  In the case of any such Flow-Through Income Tax Return, no later than 10 days prior to the due date of the filing of any such Flow-Through Income Tax Return, Parent shall provide the Equityholders’ Representative with a copy of such Flow-Through Income Tax Return for review and comment.  Any such Flow-Through Income Tax Return shall be prepared in a manner that is consistent with past practices of the Company unless otherwise required by Applicable Law as determined by Grant Thornton LLP.  Subject to the remainder of this Section 8.01(a), Parent shall cause Grant Thornton LLP to make any changes reasonably requested by the Equityholders’ Representative.  To the extent Parent and the Equityholders’ Representative cannot agree on any items reflected on a draft Flow-Through Income Tax Return, the dispute between the Parent and the Equityholders’ Representative will be submitted to a nationally recognized mutually agreed independent accounting firm other than Grant Thornton LLP  (the “Independent Accounting Firm”).  Any determination by the Independent Accounting Firm will be final and binding.  Upon the finalization of any such Flow-Through Income Tax Return, Parent shall cause such Flow-Through Income Tax Return to be filed with the appropriate Taxing Authority; provided that if a dispute submitted to the Independent Accounting Firm pursuant to this Section 8.01(a) has not been resolved prior to the due date for filing the applicable Flow-Through Income Tax Return (giving effect to any extensions thereto), such Flow-Through Income Tax Return shall be filed consistent with the position of the Equityholders’ Representative and, to the extent necessary, amended to reflect the Independent Accounting Firm’s resolution.  On the Closing Date and thereafter, the Equityholders’

Representative shall not (and shall cause the Partnership Representative and its Affiliates not to) file any Flow-Through Income Tax Return (or make, change or revoke any Tax election in respect thereof (other than the making of (i) any Tax election by the Partnership Representative under the Partnership Tax Audit Rules and (ii) any other Tax election expressly contemplated by this Article 8)) in a manner that is inconsistent with this Section 8.01(b).  Parent shall file any amended Flow-Through Income Tax Return if (but only if) requested by the Equityholders’ Representative as part of the exercise of its rights under Section 8.02(a).

SECTION 8.02.          Partnership Tax Audit Rules.

(a)          It is agreed that the Equityholders’ Representative shall have the right to designate and change any Partnership Representative and Parent shall take any action reasonably requested by the Equityholders’ Representative to give effect to any such designation or change, including by directing Grant Thornton LLP to reflect such designation or change on a Flow-Through Income Tax Return. From and after the Closing, Parent shall notify the Equityholders’ Representative in writing within five Business Days of receipt by Parent or any of its Affiliates (including the Surviving Company) of written notice of any pending or threatened Tax audits or assessments with respect to an item on a Flow-Through Income Tax Return (a “Covered Tax Proceeding”).  The Equityholders’ Representative shall control any Covered Tax Proceeding; provided that, if such Covered Tax Proceeding is for a taxable year during which Parent was an owner of the Company, (1) Parent shall have the right to participate, at its own expense, in any such Covered Tax Proceeding and (2) the Equityholders’ Representative and the Equityholders shall not, without Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), agree to any settlement with respect to any such Covered Tax Proceeding.

(b)          Notwithstanding anything to the contrary in the LLC Agreement, in the event that the IRS (or any other Taxing Authority) does not determine that the Company has ceased to exist as a partnership in accordance with Treasury Regulations Section 301.6241-3 (or any comparable provision of Applicable Law) following a purported termination thereof pursuant to Section 708(b)(1) of the Code (or any comparable provision of Applicable Law), Parent and its Affiliates (including the Company) and the Equityholders’ Representative shall cause an election to be made under Section 6226(a) of the Code (or any comparable provision of Applicable Law) with respect to any Flow-Through Income Tax Return and the parties (including the Equityholders) shall take any other action necessary to effectuate such an election.

SECTION 8.03.          Cooperation.  Parent shall, and shall cause its Affiliates to, reasonably cooperate in connection with (i) the preparation and filing of any Tax Return by any Person who (directly or indirectly) held an equity interest in the Company prior to Closing and (ii) the conduct of any audit, litigation, or other proceeding with respect to the income Tax Returns of any such Person.

SECTION 8.04.          Transfer Taxes.  Subject to Section 2.05(c), Transfer Taxes shall be borne and paid equally by Parent, on the one hand, and the Equityholders and the Equityholders’ Representative, on the other hand, and Parent shall prepare and file all necessary Tax Returns and other documentation necessary with respect to all such Transfer Taxes, and, if required by Applicable Law, the Equityholders shall join in the execution of any such Tax Returns and other documentation.  Parent, the Equityholders’ Representative and the Equityholders shall cooperate in good faith in the preparation and timely filing of any such Tax Returns and other documentation, in connection with the payment of Transfer Taxes and in minimizing the amount of any Transfer Taxes.

SECTION 8.05.          Section 754 Election.  The parties shall timely cause an election under Section 754 of the Code (or any comparable provision of Applicable Law) to be made on the U.S. federal income Tax Return of the Company for the taxable year that includes the Closing Date (or any other applicable Tax Return).

SECTION 8.06.          Post-Closing Entity Classification Election.  Parent shall cause (i) the Company not to recognize any income, gain, loss or deduction for U.S. federal income tax purposes outside of the ordinary course of the business on the Closing Date but after the Closing and (ii) an election to be duly and properly filed to treat the Company as a corporation for U.S. federal income tax purposes that has an effective date that is no earlier than two days following the Closing Date such that the deemed transaction that occurs as a result of the election in accordance with Treasury Regulations Section 301.7701-3(g) is treated as occurring on the day after the Closing Date.

SECTION 8.07.          Allocation of Taxes.  For purposes of determining Net Working Capital, in the case of any taxable period that includes but does not end at the Reference Time, (a) real, personal and intangible property and similar Taxes shall be apportioned on a daily pro rata basis and (b) all other Taxes shall be apportioned on a closing-of-the-books basis as of the Reference Time; provided, however, that any Taxes attributable to the ownership of any equity interest in a partnership, other “flow-through” entity shall be so apportioned as if the taxable period of that entity ended as of the Reference Time.  For purposes of Section 706 of the Code and the Treasury regulations thereunder, all items of income, gain, loss, deduction and credit shall be apportioned on a closing-of-the-books basis.

ARTICLE 9
Conditions to the Merger

SECTION 9.01.          Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)          any applicable waiting period (and extension thereof) under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Company, on the one hand, and the Federal Trade Commission or the United States Department of Justice, Antitrust Division, on the other hand, pursuant to which Parent and the Company have agreed not to consummate the transactions contemplated hereby;

(b)          all required consents and approvals set forth on Section 3.04(c) or 3.04(d)(i) of the Company Disclosure Schedule that are in each case marked with an asterisk (*) in connection with the consummation of the transactions contemplated hereby shall have been obtained and remain in full force and effect; and

(c)          there shall not be in force an order, decree, judgment or ruling of any Governmental Authority in the United States having competent jurisdiction or any Applicable Law enjoining or prohibiting the consummation of the Merger.

SECTION 9.02.          Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)          (i) The representations and warranties of the Company contained in Section 3.06 of this Agreement shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, (ii) the Fundamental Warranties of the Company contained in this Agreement (other than in Section 3.06), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (iii) the representations and warranties of the Company contained in this Agreement other than the Fundamental Warranties of the Company, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case under this clause (iii), for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b)          the covenants of the Company to be performed prior to the Closing shall have been performed in all material respects;

(c)          a Material Adverse Effect shall not have occurred and be continuing;

(d)          the LFA Approvals with respect to Franchises (other than the Specified Franchises) that represent, in aggregate, not less than 95% of Unique Subscribers in all of the Systems other than the former Cable One Anniston, AL system (i) shall have been received, (ii) shall be deemed to have been received in accordance with Section 617 of the Communications Act or (iii) shall not be required by Applicable Law (including those areas where the business of the Company and its Subsidiaries is lawfully operated without a Franchise) or under any applicable Franchise.  Solely for purposes of determining the applicable percentage of Unique Subscribers under this Section 9.02(d), the parties shall use the number of Unique Subscribers in the applicable Systems as of the last day of the month in which this Agreement is executed and delivered, calculated on a basis consistent with Section 3.26;

(e)          Parent shall have received from each Equityholder a properly completed Internal Revenue Service Form W-9 certifying that such Equityholder is a “U.S. person” for purposes of satisfying the requirements of Section 1445 and 1446(f) of the Code;

(f)          Parent shall have received from each Equityholder that holds Company Class A Units (other than the Charity) a duly completed and executed Written Consent (the “Required Member Consents”); and

(g)          Parent shall have received a certificate signed by an executive officer of the Company to the effect of the foregoing clauses (a), (b) and (c).

SECTION 9.03.          Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)          (i) the Fundamental Warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications contained therein relating to materiality, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement other than the Fundamental Warranties of Parent and Merger Sub, disregarding all qualifications contained therein relating to materiality, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case under this clause (ii), for any inaccuracy or omission that would not reasonably be expected, individually or in the aggregate, to materially impair Parent’s or Merger Sub’s ability to perform or comply with their respective obligations under this Agreement or consummate the transactions contemplated hereby;

(b)          the covenants of Parent and Merger Sub to be performed prior to the Closing shall have been performed in all material respects; and

(c)          the Company shall have received a certificate signed by an executive officer of Parent to the effect of the foregoing clauses (a) and (b).

SECTION 9.04.          Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE 10
Termination

SECTION 10.01.          Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)          by mutual written agreement of the Company and Parent;

(b)          by either the Company or Parent, if:

(i)          the Merger has not been consummated on or before the six-month anniversary of the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Merger to be consummated on or before such date; provided, further, that if, as of the End Date, all conditions to the Merger shall have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing) other than any condition set forth in Section 9.01(b), then either the Company or Parent (each in its sole discretion) may extend the End Date by one month by delivery of written notice to the other no later than 11:59 p.m. (New York City time) on the six-month anniversary of the date hereof (and if so extended, all references to the End Date herein shall be to the seventh-month anniversary of the date hereof); or

(ii)          by either the Company or Parent if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree, judgment or ruling of any Governmental Authority in the United States having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Merger to be consummated;

(c)          by Parent, if there is any breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or inaccuracy (i) would give rise to the failure of a condition specified in Section 9.02(a) or Section 9.02(b) and (ii) cannot be cured by the End Date or, if capable of being cured, shall not have been cured within thirty days after receipt by the Company of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c) and the basis for such termination; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 10.01(c) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement;

(d)          by the Company, if there is any breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy (i) would give rise to the failure of a condition specified in Section 9.03(a) or Section 9.03(b) and (ii) cannot be cured by the End Date or, if capable of being cured, shall not have been cured within thirty days after receipt by Parent of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(c) and the basis for such termination; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 10.01(d) if the Company is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement; or

(e)          by Parent, if the Required Member Consents have not been obtained within twenty-four hours (or, with respect to the Equityholder set forth on Section 10.01(e) of the Company Disclosure Letter, seventy-two hours) following the execution of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

SECTION 10.02.          Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, this Agreement shall forthwith become null and void and such termination shall be without liability of any party (or any Affiliate of such party or its or their stockholders or Representatives) to the other parties to this Agreement; provided that if such termination shall result from the Actual Fraud or Willful Breach by any party of any covenant or agreement contained herein, such party shall be fully liable for any and all damages incurred or suffered by another party as a result of such Actual Fraud or Willful Breach.  The provisions of Section 1.01, Section 5.09(b), Section 7.02, Section 7.04, this Section 10.02 and Article 11 (other than Section 11.07) and, for the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE 11
Miscellaneous

SECTION 11.01.          Survival, Non-Recourse, Release.

(a)          The representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing; provided that nothing in this Section 11.01(a) shall limit any claim for Actual Fraud.  Except for those covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive in accordance with their terms, none of the covenants and agreements of the parties contained in this Agreement shall survive the Closing.

(b)          Effective as of the Closing, except for any rights or obligations under this Agreement and the other Transaction Documents, Parent, on behalf of itself and each of its Subsidiaries (including the Surviving Company and its Subsidiaries) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Equityholders and their respective Affiliates (excluding the Company and its Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”), from the Released Matters. “Released Matters” means any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing to the extent relating to the Company or any of its Subsidiaries, the operation of the Company and its Subsidiaries’ respective businesses, the relationship of any of the Equityholders or their respective Affiliates with the Company or its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company or any of its Subsidiaries, in each case occurring or arising on or prior to the Closing Date; provided that the foregoing release and discharge shall not apply to claims with respect to intentional fraud.  From and after the Closing, no Releasing Party shall bring any action, suit or proceeding against any Released Party, whether in law or in equity, in contract, tort or otherwise, with respect to any of the rights or claims waived and released by the Releasing Parties hereunder.  Parent, on behalf of itself and each of each Releasing Party, hereby represents that it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than a Releasing Party has any interest in any Released Matter by law or contract by virtue of any action or inaction by such Releasing Party.  The invalidity or unenforceability of any part of this Section 11.01(b) shall not affect the validity or enforceability of the remainder of this Section 11.01(b), which shall remain in full force and effect.  Without limiting the generality of the foregoing of this Section 11.01(b), with respect to the Released Matters, Parent, on behalf of itself and each Releasing Party, acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and hereby expressly waives all rights under Section 1542 and any similar Applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims, and acknowledges that Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 or any similar Applicable Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties in respect of the Released Matters, Parent, on behalf of itself and the Releasing Parties, expressly acknowledges that the foregoing release of the Released Matters is intended to include in its effect all claims that constitute Released Matters which such Releasing Party does not know or suspect to exist in its favor against any of the Released Parties (including unknown and contingent claims), and that the foregoing release of the Released Matters expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth in the foregoing of this Section 11.01(b)).  In furtherance of this intention, the releases of the Released Matters contained herein shall be and remain in effect as full and complete general releases of the Released Matters notwithstanding the discovery or existence of any such additional or different facts.

SECTION 11.02.          R&W Insurance Policy.  Parent agrees that if Parent or any of its Affiliates obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties of the Company under this Agreement (each, a “R&W Insurance Policy”), each such R&W Insurance Policy shall at all times provide that the insurer shall have no, and shall waive any and all, subrogation rights against any Equityholder or any of its Affiliates, except for Actual Fraud by such Equityholder.

SECTION 11.03.          Notices.

(a)          A notice given under this Agreement shall be sent to the attention of the Person, and to the email address given in this Section 11.03 (or to such other email address or Person as the party may notify to the other parties hereto in accordance with the provisions of this Section 11.03):

if to Parent or Merger Sub, to:

Cable One, Inc.
210 E. Earll Drive
Phoenix, Arizona 85012
Attention: General Counsel
E-mail: peter.witty@cableone.biz

with a copy to, which shall not constitute notice:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019

Attention:	Robert I. Townsend III, Esq.
Joseph D. Zavaglia, Esq.
Jenny Hochenberg, Esq.
E-mail:	rtownsend@cravath.com
jzavaglia@cravath.com
jhochenberg@cravath.com

and

Morris, Nichols, Arsht & Tunnell LLP 1201 North Market Street P.O. Box 1347 Wilmington, DE 19899

Attention:	Patricia Vella
R. Jason Russell
E-mail:	pvella@morrisnichols.com
jrussell@morrisnichols.com

if to the Company, to:

Hargray Acquisition Holdings, LLC
870-C William Hilton Parkway
P.O. Box 5986
Hilton Head Island, SC 29938
Attention: Andrew Rein
E-mail: andrew.rein@htc.hargray.com

with a copy to, which shall not constitute notice:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William Aaronson
E-mail: william.aaronson@davispolk.com

if to the Equityholders’ Representative, to:

TPO-Hargray, LLC
350 South Main Avenue, Suite 401
Sioux Falls, South Dakota 57104
Attention: Derek Arend
E-mail: darend@maroonptc.com

with a copy to, which shall not constitute notice:

The Pritzker Organization, LLC 150 North Riverside Plaza, Suite 3200 Chicago, Illinois 60606

Attention	Joe Gleberman
Jason Sussman
Email:	jgleberman@pritzkerorg.com
jsussman@pritzkerorg.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William Aaronson
E-mail: william.aaronson@davispolk.com

(b)          A notice shall be effective upon receipt and shall be deemed to have been received on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth above.

SECTION 11.04.          Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (i) in the case of an amendment, (A) prior to the Closing, by Parent and the Company, and (B) after the Closing, by Parent and the Equityholders’ Representative, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective; provided that the provisions set forth in this proviso to Section 11.04(a), the proviso to Section 11.08(a), Section 11.09(c), Section 11.10 and Section 11.15 (and with respect to any of the foregoing Sections, any of the defined terms used therein (solely as used therein) (collectively, the “Financing Provisions”)), to the extent such Financing Provisions affect the rights and obligations of any Financing Sources, in each case may not be amended, supplemented or waived in a manner that is adverse in any material respect to such Financing Sources without the prior written consent of such Financing Sources.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)          The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.05.          Equityholders’ Representative.

(a)          At the Closing, without further act of any Equityholder, the Equityholders’ Representative shall be appointed as agent and attorney-in-fact for each Equityholder, for and on behalf of such Persons, (A) to give and receive notices and communications, (B) to retain and appoint advisors, (C) to assert, agree to, negotiate, enter into settlements and compromises of, and initiate litigation and comply with orders of courts with respect, to all claims and disputes under this Agreement and any other Transaction Documents, (D) to negotiate and execute any waivers or amendments of, or give consents or approvals under, this Agreement or any other Transaction Documents, (E) to make all determinations and decisions with respect to any adjustment to consideration to be made pursuant to Section 2.08 and any matters described in Sections 2.09, 2.10, 8.01, 8.01(a), 8.04 or 8.05 and (F) to take all actions necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing, including authorizing payment from, and settling disputes with respect to any payments from, the Adjustment Escrow Account.  The Equityholders’ Representative may resign from such position at any time upon written notice to Parent.  In the event of any such resignation, or if the Equityholders’ Representative becomes unable or unwilling to continue in her or her or its capacity as the Equityholders’ Representative, the Equityholders shall appoint a replacement Equityholders’ Representative by approval of a majority in number of the Equityholders, on written notice to Parent.  No bond shall be required of the Equityholders’ Representative, and the Equityholders’ Representative shall not receive compensation for its services.  Notices or communications to or from the Equityholders’ Representative shall constitute notice to or from each of the Equityholders.  The power of attorney granted in this Section 11.05(a) is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or termination of existence of each Equityholder.

(b)          The Equityholders’ Representative shall not be liable for any act done or omitted hereunder as Equityholders’ Representative while acting in good faith and in the exercise of reasonable judgment.  The Equityholders shall severally, on the basis of their relative percentages of the Company Membership Interests, indemnify the Equityholders’ Representative and hold the Equityholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of the Equityholders’

Representative’s duties hereunder, including the fees and expenses of any legal counsel retained by the Equityholders’ Representative.  The Equityholders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties as the Equityholders’ Representative hereunder.  The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholders’ Representative or the termination of this Agreement.

(c)          A decision, act, consent or instruction of the Equityholders’ Representative shall constitute a decision, act, consent or instruction of all Equityholders with respect to the matters set out in Section 11.05(a) and shall be final, binding and conclusive upon each Equityholder, and Parent, the Escrow Agent and the Paying Agent may conclusively rely, without inquiry, upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every Equityholder.

(d)          Notwithstanding anything to the contrary contained herein, including Article 2, the Equityholders’ Representative shall have the right in its sole discretion to instruct the Paying Agent or the Escrow Agent, as applicable, to pay a portion of the Estimated Merger Consideration, Increase Amount or Escrow Release Amount otherwise payable to the Equityholders pursuant to this Agreement to it in order to satisfy any amounts owing to it pursuant to Section 11.05(b), including any amounts owed to the Auditor by the Equityholders’ Representative pursuant to Section 2.08(c) or Section 2.11 or owed by the Equityholders’ Representative in respect of Transfer Taxes (and fees and expenses associated with preparing and filing Tax Returns and other documentation in respect thereof) pursuant to Section 8.04.

(e)          Each Equityholder, by its acceptance of a portion of the consideration payable hereunder, accepts and agrees to be bound by the provisions set forth in this Section 11.05.

SECTION 11.06.          Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense; provided that, with respect to any Shared Expenses, in the event that the Merger is not consummated, to the extent any party actually pays any such Shared Expenses in excess of the share thereof that such party would have been required to bear if the Merger had been consummated, such party shall be entitled to reimbursement from the other party for such excess share (it being understood that the Equityholders’ Representative and the Company shall be deemed the same party for the purposes of this proviso).

SECTION 11.07.          Company Disclosure Schedule.  The Company has set forth information on the Company Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of the Company Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Company Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The parties acknowledge and agree that (a) the Company Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Parent, (b) the disclosure by the Company of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material and (c) the Company Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except as and to the extent provided in this Agreement or set forth in the Company Disclosure Schedule.

SECTION 11.08.          Binding Effect; Benefit; Assignment.

(a)          The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 5.09(b), Section 6.02, Section 11.01(b) and Section 11.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided that the Financing Sources shall be express third-party beneficiaries of, and may enforce, the Financing Provisions.

(b)          No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

SECTION 11.09.          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

(b)          The parties hereto agree that (i) any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any Transaction Document or any transactions contemplated hereby or thereby shall be brought in the Court of Chancery of the State of Delaware; provided that if such court does not have subject matter jurisdiction, any such suit, action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any state court sitting in the State of Delaware, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and (ii) that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware.  Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate courts of any appeal therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or any contention that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.03 shall be deemed effective service of process on such party.

(c)          Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, in contract, tort or otherwise, against any of the Financing Sources Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to any Anticipated Financing, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, (ii) it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum, (iii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources Related Parties in any way relating to this Agreement or any Anticipated Financing or any of the transactions contemplated hereby, shall be exclusively governed by, and constructed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction except to the extent relating to the interpretation of any provisions in this Agreement, and (iv) the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such action, suit, claim or proceeding, and that it knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law all rights of trial by jury.

SECTION 11.10.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.11.          Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 11.12.          Entire Agreement.  This Agreement and Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

SECTION 11.13.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.14.          Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, without the need to prove actual damages and without the requirement to post bond or other security.

SECTION 11.15.          Lender Limitations.  Notwithstanding anything to the contrary contained in this Agreement, the Equityholders, the Company and its Subsidiaries and their respective Representatives shall not have any rights or claims against any Financing Sources Related Party, in any way relating to this Agreement, any Anticipated Financing or any of the transactions contemplated hereby or thereby, whether in law or in equity, in contract, tort or otherwise.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

HARGRAY ACQUISITION HOLDINGS, LLC

By:	/s/ Michael Gottdenker
	Name:	Michael Gottdenker
	Title:	Chairman & CEO

CABLE ONE, INC.

By:	/s/ Steven Cochran
	Name:	Steven Cochran
	Title:	Chief Financial Officer

LIGHTHOUSE MERGER SUB LLC

By:	/s/ Steven Cochran
	Name:	Steven Cochran
	Title:	Vice President

TPO-HARGRAY, LLC

By:	/s/ Derek Arend
	Name:	Derek Arend
	Title:	President

[Signature Page to the Merger Agreement]